AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MOOG INC.,

PUMPCO ACQUISITION CORP.

AND

ZEVEX INTERNATIONAL, INC.

DATED AS OF JANUARY 12, 2007

TABLE OF CONTENTS

ARTICLE I	THE MERGER

SECTION 1.1	The Merger	1
SECTION 1.2	Effective Time	2
SECTION 1.3	Effects of the Merger	2
SECTION 1.4	Subsequent Actions	2
SECTION 1.5	Articles of Incorporation; By-Laws; Directors and Officers 2
SECTION 1.6	Merger Consideration	3
SECTION 1.7	Exchange of Certificates for Shares	3
SECTION 1.8	Stock Plans	6
SECTION 1.9	Dissenting Shares	6
SECTION 1.10	Adjustments to Outstanding Equity Interests	7
SECTION 1.11	Time and Place of Closing	7

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT
SECTION 2.1	Organization	7
SECTION 2.2	Authority	7
SECTION 2.3	No Conflict; Required Filings and Consents	8
SECTION 2.4	Financing Arrangements	8
SECTION 2.5	Brokers	9
SECTION 2.6	Litigation	9
SECTION 2.7	Full Disclosure	9

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 3.1	Organization and Qualification	9
SECTION 3.2	Capitalization	10
SECTION 3.3	Subsidiaries	11
SECTION 3.4	Authority	12
SECTION 3.5	No Conflict; Required Filings and Consents	12

SECTION 3.6	SEC Filings; Financial Statements	13
SECTION 3.7	Absence of Certain Changes or Events	16
SECTION 3.8	Inventory	17
SECTION 3.9	Litigation	18
SECTION 3.10	Employee Benefit Plans	18
SECTION 3.11	Conduct of Business; Permits; Compliance with Law	20
SECTION 3.12	Taxes	21
SECTION 3.13	Environmental Matters	23
SECTION 3.14	Real Property; Title to Assets; Liens	24
SECTION 3.15	Intellectual Property	25
SECTION 3.16	Material Contracts	26
SECTION 3.17	Insurance	28
SECTION 3.18	Collective Bargaining; Labor Disputes; Compliance	28
SECTION 3.19	Transactions with Affiliates	29
SECTION 3.20	Product Warranties	29
SECTION 3.21	Brokers	30
SECTION 3.22	Board Action	30
SECTION 3.23	Opinion of Financial Advisor	30
SECTION 3.24	Control Share Acquisition	30
SECTION 3.25	Vote Required	30
SECTION 3.26	Full Disclosure	30

ARTICLE IV	COVENANTS AND AGREEMENTS

SECTION 4.1	Conduct of Business by the Company Pending the Merger	31
SECTION 4.2	No Solicitation	33

ARTICLE V	ADDITIONAL AGREEMENTS

SECTION 5.1	Proxy Statement	35
SECTION 5.2	Meeting of Stockholders of the Company	37
SECTION 5.3	Compliance with Law	38
SECTION 5.4	Notification of Certain Matters	38
SECTION 5.5	Confidentiality; Access to Information	39

SECTION 5.6	Public Announcements	40
SECTION 5.7	Approval and Consents; Cooperation	40
SECTION 5.8	Continuation of Employee Benefits	42
SECTION 5.9	Delisting	42
SECTION 5.10	Real Estate Matters	43
SECTION 5.11	Resignation of Directors and Officers	43
SECTION 5.12	Director and Officer Indemnification and Insurance	43
SECTION 5.13	Financing	45

ARTICLE VI	CONDITIONS OF MERGER

SECTION 6.1	Conditions to Each Party’s Obligation to Effect the Merger	45
SECTION 6.2	Additional Conditions to Obligation of the Company to Effect the Merger 46
SECTION 6.3	Additional Conditions to Obligations of Parent and Merger Sub to Effect the Merger 47

ARTICLE VII	TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1	Termination	48
SECTION 7.2	Effect of Termination	50
SECTION 7.3	Termination Fee Payable in Certain Circumstances	50

ARTICLE VIII	GENERAL PROVISIONS

SECTION 8.1	Non-Survival of Representations, Warranties and Agreements	52
SECTION 8.2	Notices	52
SECTION 8.3	Expenses	53
SECTION 8.4	Headings	53
SECTION 8.5	Severability	53
SECTION 8.6	Entire Agreement; No Third-Party Beneficiaries	53
SECTION 8.7	Assignment	53
SECTION 8.8	Governing Law; Jurisdiction	54
SECTION 8.9	Amendment	54
SECTION 8.10	Waiver	54

SECTION 8.11	Counterparts	54
SECTION 8.12	Waiver of Jury Trial	54
SECTION 8.13	Interpretation	55
SECTION 8.14	Disclosure Generally	55
SECTION 8.15	Specific Performance	56

Annex A – Defined Terms

Exhibit A – Form of Voting Agreement

Exhibit B – Form of Certificate of Incorporation for the Surviving Corporation

Exhibit C – Form of By-Laws for the Surviving Corporation

Exhibit D – Form of Employment Agreement with David J. McNally

Exhibit E – Form of Employment Agreement with Phillip L. McStotts

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 12, 2007 (this “Agreement”), by and among MOOG INC., a New York Corporation (“Parent”), PUMPCO ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and ZEVEX INTERNATIONAL, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company, have each approved the merger of Merger Sub with and into the Company with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”) and the other transactions provided herein and have adopted this Agreement, in each case after determining that the Merger and the consummation of the other transactions contemplated herein are advisable, fair to, and in the best interests of Parent, Merger Sub and the Company, respectively, and their respective stockholders; and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company (the “Major Stockholders”) have entered into a Voting Agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the “Voting Agreement”) pursuant to which each Major Stockholder has, among other things, agreed to vote the Company Common Stock held by such Major Stockholder for the approval of this Agreement; and

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, unless otherwise noted, terms used but not defined herein shall have the meanings set forth in Annex A, which is attached hereto and made a part hereof.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

•

THE MERGER

SECTION 1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

SECTION 1.2 Effective Time. Subject to the provisions of this Agreement, the parties shall cause a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) to be filed with the Secretary of the State of Delaware. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Secretary of the State of Delaware or such other date and time as Parent and the Company may mutually agree and include in the Certificate of Merger (the “Effective Time”).

SECTION 1.3 Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.4 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

SECTION 1.5 Articles of Incorporation; By-Laws; Directors and Officers.

(a)          At the Effective Time, the Certificate of Incorporation of Merger Sub immediately prior to the Merger in the form attached hereto as Exhibit B shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or in accordance with Law.

(b)          At the Effective Time, the By-Laws of Merger Sub immediately prior to the Merger in the form attached hereto as Exhibit C shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the Surviving Corporation’s Certificate of Incorporation and By-Laws, or by Law.

(c)          Unless otherwise determined by Parent prior to the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, in each case, until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation’s Certificate of Incorporation and By-Laws, or as otherwise provided by Law.

SECTION 1.6 Merger Consideration. The manner and basis of converting the shares of Common Stock, $.001 par value per share, of the Company (the “Company Common Stock”) in conjunction with the Merger shall be as set forth in this Section 1.6.

(a)          Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled in accordance with Section 1.6(c)) shall be converted into the right to receive from the Surviving Corporation or the Parent (through the Exchange Agent), and become exchangeable for, an amount in cash equal to Thirteen Dollars ($13.00) per share of Company Common Stock, without interest, (collectively the “Merger Consideration”). As of the Effective Time, all shares of Company Common Stock upon which the Merger Consideration is payable pursuant to this Section 1.6(a) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(b)          Merger Sub Common Stock. At the Effective Time, each share of common stock, par value $1.00 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, $.001 par value per share, of the Surviving Corporation.

(c)          Cancellation of Treasury Stock and Parent and Merger Sub-Owned Company Common Stock. All shares of Company Common Stock that are owned by or held in the treasury of the Company or any direct or indirect Subsidiary of the Company and any shares of Company Common Stock owned by Parent, Merger Sub or any subsidiary of Parent or Merger Sub shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

SECTION 1.7 Exchange of Certificates for Shares.

(a)          Exchange Agent. Prior to the Effective Time, Parent shall deposit or shall cause to be deposited with a bank or trust company designated by Parent (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock that have been converted into the right to receive, and become exchangeable for, the Merger Consideration pursuant to Section 1.6(a), for exchange in accordance with this Article I through the Exchange Agent, an amount equal to the aggregate Merger Consideration (such consideration being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions of the Surviving Corporation, and in accordance with the provisions of Section 1.7(b) make payments of the Merger Consideration out of the Exchange Fund. The Exchange Fund shall not be used for any purpose other than as described in this Section 1.7.

(b)          Exchange Procedure for Certificates. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) that were converted into the right to receive the Merger Consideration pursuant to Section 1.6(a): (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as the Surviving Corporation may reasonably specify); and (y) instructions for use by such holders in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 1.6(a), and the Certificate so surrendered shall forthwith be cancelled. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. In the event of a transfer of ownership of such Company Common Stock which is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 1.7(b), each Certificate (other than a Certificate representing shares of Company Common Stock that has been cancelled in accordance with Section 1.6(c)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 1.6(a). No interest will be paid or will accrue on the Merger Consideration payable upon the surrender of any Certificate.

(c)          No Further Ownership Rights in Company Common Stock. At the Effective Time (i) all holders of Certificates that were outstanding prior to the Effective Time shall cease to have any rights as stockholders of the Company other than the right to receive the Merger Consideration and (ii) the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, the Certificates (other than Certificates cancelled in accordance with Section 1.6(c)) are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article I, except as otherwise provided by Law. The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates.

(d)          Termination of the Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for 120 days after the Effective Time shall be delivered to the Surviving Corporation and any holders of the Certificates who have not theretofore complied with this Article I shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claim for the Merger Consideration. All rights of any former holder of Company Common Stock to receive the Merger Consideration hereunder shall, to the extent such Merger Consideration remains unclaimed, terminate on the date that is immediately prior to the date on which such unclaimed Merger Consideration would otherwise become payable to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)          No Liability. None of the Company, Merger Sub, Parent, the Surviving Corporation or the Exchange Agent, or any of their respective employees, officers, directors, stockholders, agents or affiliates, shall be liable to any Person in respect of any unclaimed Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)           Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent and/or the Surviving Corporation shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments. In the event this Agreement is terminated, the Exchange Fund, including any interest and other income earned thereon, shall be paid to Parent.

(g)          Withholding Rights. The Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation and the Exchange Agent and paid to the applicable taxing authority when due, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

(h)          Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay to such Person in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable pursuant to this Agreement in respect of the shares of Company Common Stock represented by such Certificate.

SECTION 1.8 Stock Plans. The Company Board (or, if appropriate, any committee thereof administering any of the Company’s stock option and equity incentive plans listed in Section 3.2 of the Company Disclosure Schedule, each as amended (collectively, the “Stock Plans”)) shall adopt such resolutions or take such other actions as may be required to effect the following:

(a)          Prior to the Effective Time, the Company shall take all actions necessary to provide that, at the Effective Time, (x) each then outstanding option granted under any Stock Plan, or granted other than pursuant to such Stock Plans (together, the “Options”), whether or not then exercisable or vested, shall be cancelled in exchange for the right to receive from the Surviving Corporation an amount in cash in respect thereof equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise price of such Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Option and (y) each then outstanding restricted stock unit granted under any Stock Plan (“Restricted Stock Units”), whether or not then vested, shall be cancelled in exchange for the right to receive from the Surviving Corporation an amount in cash in respect thereof equal to the Merger Consideration (such payments to made by the Company through its customary payroll procedures and net of applicable withholding Taxes).

(b)          Except as provided herein or as otherwise agreed to by the parties, (i) the Company shall cause the Stock Plans to terminate as of the Effective Time and cause the provisions in any other plan, program or arrangement providing for the issuance or grant by the Company of any interest in respect of the capital stock of the Company or any of its Subsidiaries to terminate and have no further force or effect as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no holder of Options or other awards or any participant in the Stock Plans or anyone other than Parent shall hold or have any right to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

SECTION 1.9 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has delivered a written demand for appraisal of such shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration pursuant to Section 1.6(a), unless and until such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL. Such holder shall be entitled to receive payment of the appraised value of such shares of Company Common Stock in accordance with the provisions of the DGCL, provided that such holder complies with the provisions of Section 262 of the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon. The Company shall give Parent and Merger Sub prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and, prior to the Effective Time, Parent and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

SECTION 1.10 Adjustments to Outstanding Equity Interests. In the event that the Company issues additional shares of Company Common Stock, Options, Restricted Stock Units or other securities convertible or exchangeable into or exercisable for shares of Company Common Stock, the Merger Consideration shall be equitably adjusted so that the total amount of the Merger Consideration plus the amounts paid pursuant to Section 1.8 shall not exceed Eighty-Three Million Eight Hundred Thousand Dollars ($83,800,000) in the aggregate.

SECTION 1.11 Time and Place of Closing. The closing of the Merger (the “Closing”) will be held at the offices of Hodgson Russ LLP, One M&T Plaza, Suite 2000, Buffalo, New York, at 10:00 a.m., local time, on a date to be designated by Parent, which shall be no later than the fifth Business Day following the date that all of the conditions precedent specified in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) have been satisfied or, to the extent permitted by Law, waived by the party or parties permitted to do so (such date being referred to hereinafter as the “Closing Date”). The Merger and the other transactions contemplated hereby shall be deemed to have become effective at 12:01 a.m. on the Closing Date.

•

REPRESENTATIONS AND WARRANTIES

OF MERGER SUB AND PARENT

Merger Sub and Parent jointly and severally hereby represent and warrant to the Company as follows:

SECTION 2.1 Organization. Each of Merger Sub and Parent is a corporation, duly organized or formed, validly existing and in good standing under the laws of the jurisdiction in which it is organized or formed and has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business in all material respects as it is now being conducted.

SECTION 2.2 Authority. Each of Merger Sub and Parent has the requisite corporate power and authority to enter into this Agreement and the other agreements referred to in this Agreement (the “Ancillary Agreements”), to perform its respective obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby collectively, the “Contemplated Transactions”). The execution and delivery of this Agreement and the Ancillary Agreements by each of Merger Sub and Parent and the consummation by each of Merger Sub and Parent of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of each of Merger Sub and Parent, and no other corporate action by either Merger Sub or Parent is necessary to authorize this Agreement and the Ancillary Agreements or to consummate the Contemplated Transactions (other than the filing of the Merger Certificate). The Boards of Directors of Parent and of Merger Sub have unanimously approved this Agreement. No vote of the stockholders of Parent is required to approve the Merger. This Agreement has been duly executed and delivered by each of Merger Sub and Parent and constitutes a legal, valid and binding obligation of each of Merger Sub and Parent, enforceable against each of Merger Sub and Parent in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Law, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

SECTION 2.3 No Conflict; Required Filings and Consents.

(a)          The execution, delivery and performance of this Agreement by each of Merger Sub and Parent do not, and the consummation of the Contemplated Transactions hereby will not, (i) subject to the requirements, filings, consents and approvals referred to in Section 2.3(b), conflict with or violate any Law, regulation, court order, judgment or decree applicable to Merger Sub or Parent or by which any of their respective properties are bound or subject, (ii) violate or conflict with the certificate of incorporation or by-laws of Merger Sub or the certificate of incorporation or by-laws of Parent or (iii) subject to the requirements, filings, consents and approvals referred to in Section 2.3(b), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of a lien, security interest, pledge, claim, charge or encumbrance of any nature whatsoever (“Lien”), except for Permitted Liens, on any of the property or assets of Merger Sub or Parent pursuant to, any contract, agreement, indenture, lease or other instrument of any kind, permit, license or franchise to which Merger Sub or Parent is a party or by which either Merger Sub or Parent or any of their respective properties are bound or subject, except, in the case of clause (iii), for such breaches, defaults, rights or Liens which would not materially impair the ability of Parent or Merger Sub to timely consummate the transactions contemplated hereby.

(b)          Except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filing of the Articles of Merger under the DGCL, neither Parent nor Merger Sub is required to submit any notice, report or other filing with any federal, state, provincial, local and foreign government, governmental, quasi-governmental, supranational, regulatory or administrative authority, agency, commission or any court, tribunal, or judicial or arbitral body (each, a “Governmental Entity”) in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth above, no waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with their execution, delivery or performance of this Agreement.

SECTION 2.4 Financing Arrangements. Parent and Merger Sub have and will have available on the Closing Date sufficient funds to enable them to consummate the transactions contemplated hereby. As of the date hereof, the Definitive Financing Agreements are valid and in full force and effect, and no event has occurred which (with or without notice, lapse of time, or both) would constitute a breach thereunder on the part of Parent. The aggregate proceeds that are available to Parent under the Definitive Financing Agreements are sufficient and, as of the Closing Date, will be sufficient for Parent to pay the aggregate Merger Consideration upon the Closing, as contemplated by this Agreement.

SECTION 2.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by and on behalf of Merger Sub or Parent.

SECTION 2.6 Litigation. There are no claims, actions, suits, arbitrations, grievances, proceedings or investigations (collectively “Proceedings”) pending or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal or otherwise interfering with the consummation of any of the Contemplated Transactions or the Ancillary Agreements.

SECTION 2.7 Full Disclosure. This Agreement does not, and the certificate referred to in Section 6.2(b) will not: (a) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (b) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

•

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule (subject to Section 8.15) delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants on behalf of itself and its Subsidiaries to Merger Sub and Parent as follows:

SECTION 3.1 Organization and Qualification. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority necessary to own, possess, license, operate or lease the properties that it purports to own, possess, license, operate or lease and to carry on its business as it is now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where its business or the character of its properties owned, possessed, licensed, operated or leased, or the nature of its activities, makes such qualification necessary, except for such failure which, when taken together with all other such failures, would not constitute a Company Material Adverse Effect. For purposes of this Agreement, “Company Material Adverse Effect” means any effect, change, fact, event, occurrence, development or circumstance that, individually or together with any other effect, violation, inaccuracy, change, fact, event, occurrence, development or circumstance, that (A) is, or is reasonably likely to be, materially adverse (financial or otherwise), to the properties, business, operations, financial condition, results of operations, assets or liabilities of the Company and its Subsidiaries, taken as a whole, or (B) prohibits, or materially impedes the timely consummation of the Merger; other than: (i) any change in, disruption of, or price decline in the U.S. securities markets, generally; (ii) any change in accounting requirements or principles required by GAAP or required by any change in Law; (iii) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting the U.S. economy as a whole or the industries or markets in which the Company participates (including acts of war or terrorism), so long as the changes in this subparagraph (iii) do not affect the Company or any

Subsidiary in a disproportionate degree relative to other entities operating in such markets or industries; (iv) any adverse change, effect, event, occurrence, state of fact or development resulting from any change in Law after the date hereof; (v) except as set forth below, any adverse change, effect, event, occurrence, state of fact or development resulting from the public announcement or pendency of the Merger or the Contemplated Transactions; (vi) any actions or inactions by the Company that are specifically permitted by a prior written waiver by Parent; (vii) the termination after the date of this Agreement of any Employee of the Company or any of its Subsidiaries (other than (A) David J. McNally, Phillip L. McStotts or Andrea Kendall or (B) two or more of Philip Eggers, Timothy Govin, Micheal Henderson and Jeanine Wilson), or any notice thereof; (viii) any adverse change in the market price or trading volume of the Company Common Stock after the date hereof not resulting from another Company Material Adverse Effect; (ix) any expenses incurred with respect to attorneys, accountants, financial advisors, consultants and agents in connection with the negotiation, documentation, execution, consummation or performance of this Agreement, the Ancillary Agreements or the Contemplated Transactions in an amount not to exceed $550,000 in the aggregate, (x) any expenses incurred as a result of the Company's entry into, and the payment of any amounts due to, or the provision of any other benefits (including benefits relating to acceleration of Options and Restricted Stock Units) to, any officers or Employees under, employment contracts, non-competition agreements, employee benefit plans, severance, bonus or retention arrangements or other arrangements set forth in Section 3.10(a) of the Company Disclosure Schedule; (xi) the taking of any action by the Company that is required by this Agreement; or (xii) the failure of the Company to take any action prohibited by this Agreement. Notwithstanding anything to the contrary contained above, a Company Material Adverse Effect will be deemed to have occurred if an authorized representative of any party set forth on Section 3.1 of the Company Disclosure Schedule takes definitive steps that could reasonably be expected to lead to a termination or adverse alteration of its existing contractual relationship with the Company or any of its Subsidiaries as a result of the execution and delivery of this Agreement and/or the consummation of the Merger or the Contemplated Transactions.

SECTION 3.2 Capitalization.

(a)          The authorized capital stock of the Company consists of (i) 22,000,000 shares of Company Common Stock, and (ii) 2,000,000 shares of preferred stock. As of the date of this Agreement: (A) 5,716,206 shares of Company Common Stock are issued and outstanding; (B) no shares of the Company’s preferred stock are issued and outstanding; (C) 58,702 shares of Company Common Stock are held by the Company in its treasury; (D) 630,255 shares of Company Common Stock are subject to issued and outstanding Options granted under the Company’s Stock Option Plan of 1993 Stock Option Plan (the “1993 Stock Option Plan”); (E) 413,745 shares of Company Common Stock are subject to issued and outstanding Options granted under the Company’s Stock Option Plan of 1999 Stock Option Plan (the “1999 Stock Option Plan”) and (F) 1,000,000 shares of Company Common Stock are reserved for issuance under the Company’s 2006 Equity Incentive Plan (the “2006 Equity Plan”), of which 60,400 shares were subject to issued and outstanding equity awards granted under the 2006 Equity Plan. Set forth on Section 3.2 of the Company Disclosure Schedule is a correct and complete list of each Stock Option Plan, each Option, each restricted stock unit and each other equity award, including the holder, date of grant, exercise price, if applicable, vesting schedule and number of shares of Company Common Stock subject thereto. All Options or other grants were granted under the Stock Plans and not under any other plan, program or agreement (other than any individual award agreements, forms of which have been made available to Parent). The shares of Company Common Stock issuable pursuant to the Stock Plans have been duly reserved for issuance by the Company, and upon any issuance of such shares in accordance with the terms of the Stock Plans, such shares will be duly authorized, validly issued, fully paid and non-assessable and free and clear from any preemptive or other similar rights. Since September 30, 2006, the Company has not issued any shares of its capital stock or options in respect thereof, except upon the conversion of the securities or the exercise of the Options referred to above. No shares of capital stock or other voting securities of the Company will be issued or become outstanding after the date hereof other than upon exercise of the Options and conversion of the Restricted Stock Units outstanding as of the date hereof. None of the outstanding equity securities or other securities of the Company or any of its Subsidiaries were issued in violation of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or any other Law. All outstanding shares of Company Common Stock are, and all shares which may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and non-assessable and free and clear from any preemptive or other similar rights.

(b)          Except as disclosed in Section 3.2 of the Company Disclosure Schedule, there are (i) no other options, puts, calls, warrants or other rights, agreements, arrangements, restrictions, or commitments of any character obligating the Company or any of its Subsidiaries to issue, sell, redeem, repurchase, acquire or exchange any shares of capital stock of or other equity interests in the Company or any securities convertible into or exchangeable for any capital stock or other equity interests, or any debt securities of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) and (ii) no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote (whether or not dependent on conversion or other trigger event). Except as disclosed in Section 3.2 of the Company Disclosure Schedule, there are no existing registration covenants with respect to Company Common Stock or any other securities of the Company and its Subsidiaries.

(c)          The Company is not a party to, nor does it hold shares of Company Common Stock or other equity securities of the Company bound by or subject to, any voting agreement, voting trust, proxy or similar arrangement. To the Company’s knowledge, no stockholder is a party to or holds shares of Company Common Stock or other equity securities of the Company bound by or subject to any voting agreement, voting trust, proxy or similar arrangement.

SECTION 3.3 Subsidiaries. Each Subsidiary of the Company is identified on Section 3.3 of the Company Disclosure Schedule. All the outstanding equity interests of each Subsidiary of the Company are owned by the Company free and clear of all Liens except as set forth on Section 3.3 of the Company Disclosure Schedule. All of the capital stock or other equity interests of each Subsidiary of the Company has been duly authorized and is validly issued, fully paid and non-assessable and free and clear from any Liens and preemptive or other similar rights. There are no proxies or voting agreements with respect to any shares of capital stock or other equity interests of any such Subsidiary. There are no options, puts, calls, warrants or other rights, agreements, arrangements, restrictions or commitments of any character obligating the Company or any of its Subsidiaries to issue, sell, redeem, repurchase or exchange any shares of capital stock of or other equity interests in any of the Company’s Subsidiaries or any securities convertible into or exchangeable for any capital stock or other equity interests, or any debt securities of any of the Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company’s Subsidiaries or any other Person. Except for the ownership of the Subsidiaries of the Company, neither the Company nor any Subsidiary of the Company, directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests of, any corporation, partnership, joint venture or other entity.

SECTION 3.4 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement and Ancillary Agreements, to perform its obligations hereunder and thereunder, and to consummate the Merger and the other Contemplated Transactions. The execution and delivery of this Agreement and the Ancillary Agreements by the Company and the consummation by the Company of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate action on the part of the Company is necessary to authorize this Agreement and the Ancillary Agreements or to consummate the Contemplated Transactions (other than, with respect to the Merger, obtaining the Company Stockholders’ Approval, and filing the Certificate of Merger). The Company Board has unanimously approved the Agreement, declared it to be advisable and resolved to recommend to the Company’s stockholders that they vote in favor of the adoption of the Agreement in accordance with the DGCL. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforcement may be limited by the Enforceability Limitations.

SECTION 3.5 No Conflict; Required Filings and Consents.

(a)          Except as set forth in Section 3.5(a) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do, or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, violate or conflict with the Certificate of Incorporation or By-Laws, the certificate of incorporation or by-laws of any of its Subsidiaries or any resolution adopted by the Company Board or the stockholders of the Company or any of its Subsidiaries, (ii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or terminate or cancel or give to others any rights of termination, acceleration or cancellation of (with or without notice or lapse of time or both), or result in the creation of a Lien, except for Permitted Liens, on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any of the terms, conditions or provisions of any Company Material Contract, or (iii)  violate any valid and enforceable judgment, ruling, order, writ, injunction, decree, Permit or Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound or subject, except, in the case of clauses (ii) and (iii), for breaches, defaults or violations that would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect.

(b)          The execution and delivery by the Company of this Agreement do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by the Company will not, require any consent of or filing with or notification to, any Governmental Entity, except (i) for applicable requirements of the Exchange Act, including the filing of the Proxy Statement (as defined in Section 5.1), (ii) the pre-merger notification requirements of the HSR Act and the expiration or termination of any applicable waiting period thereunder, and (iii) the filing of the Certificate of Merger under the DGCL, except where such failure would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect.

SECTION 3.6 SEC Filings; Financial Statements.

(a)          The Company has timely filed all forms, reports, registration statements, schedules and other documents required to be filed by it with the SEC since January 1, 2003. Section 3.6(a) of the Company Disclosure Schedule lists and, except to the extent available in full without redaction on the SEC’s web site through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) two Business Days prior to the date of this Agreement, the Company has delivered to Parent copies in the form filed with the SEC (including the full text of any document filed subject to a request for confidential treatment) of the following: (i) the Company’s Annual Reports on Form 10-K for each fiscal year of the Company beginning on or after January 1, 2003, (ii) the Company’s Quarterly Reports on Form 10-Q for each of the three fiscal quarters in each of the fiscal years of the Company referred to in clause (i), (iii) all proxy and information statements relating to the Company’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the fiscal year referred to in clause (i), (iv) the Company’s Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i), (v) all other forms, reports, registration statements and other documents filed by the Company with the SEC since the beginning of the first fiscal year in clause (i), (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Company SEC Reports,” and, to the extent available in full without redaction through EDGAR at least two Business Days prior to the date of this Agreement, the “Filed Company SEC Reports”), (vi) all certifications and statements required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), and the rules and regulations promulgated thereunder, with respect to any report referred to in clause (i) or (ii) (collectively, the “Certifications”), and (vii) all comment letters received by the Company from the Staff of the SEC since the beginning of the fiscal year referred to in clause (i) and all responses to such comment letters by or on behalf of the Company. To the Company’s knowledge, except as disclosed in the Company SEC Reports, each director and officer (as defined in Rule 16a-1(f) of the Exchange Act) of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since January 1, 2003. No Subsidiary of the Company is, or since the beginning of the first fiscal year referred to in clause (i) of the second sentence of this Section 3.6(a) has been, required to file any form, report, registration statement or other document with the SEC. As used in this Section 3.6, the term “file” or “filed” shall be broadly construed to include any manner in which a document or information is furnished, transmitted or otherwise made available to the SEC. Each of the Company SEC Reports (i) complied in all material respects, as of their respective dates of filing with the SEC, with the requirements of the Securities Act, and the Exchange Act, as the case may be, and, to the extent then applicable, Sarbanes-Oxley, including in each case, the rules and regulations promulgated thereunder, and (ii) did not at the time they were filed and do not, as amended and supplemented, if applicable, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that prior to January 1, 2007 the Company has been a “non-accelerated filer” pursuant to SEC regulations and, as such, prior to such date both it and its officers have been exempt from certain disclosure and certification requirements in this regard, as permitted by the SEC.

(b)          Except as set forth in Section 3.6(b) of the Company Disclosure Schedule, the consolidated financial statements contained in the Company SEC Reports (i) complied in all material respects, as of their respective dates of filing with the SEC, and the Company SEC Reports filed with the SEC after the date of this Agreement will comply as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including Regulation S-X and SEC Staff Accounting Bulletins), (ii) have been, and the Company SEC Reports filed after the date of this Agreement will be, prepared in accordance with GAAP (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q under the Exchange Act and except as may be indicated in the notes thereto, in each case to the extent not materially different to the notes to the financial statements included in the Company SEC Reports since the Company’s most recent Annual Report on Form 10-K) and (iii) fairly present, and the financial statements contained in the Company SEC Reports filed after the date of this Agreement will fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity of the Company for the periods indicated, except in the case of unaudited quarterly financial statements that were or are subject to normal and recurring non-material year-end adjustments.

(c)          Except as set forth in Section 3.6 (c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent, known, unknown or otherwise), except for (i) liabilities or obligations incurred since September 30, 2006 in the Ordinary Course of Business, (ii) obligations under operating leases, and (iii) liabilities that, individually or in the aggregate, are immaterial to the financial condition or operating results of the Company and its Subsidiaries, taken as a whole.

(d)          Set forth in Section 3.6(d) of the Company Disclosure Schedule is a list of the Company’s Off-Balance Sheet Arrangements. As used herein, “Off-Balance Sheet Arrangements” means with respect to any Person, any securitization transaction to which that Person or its Subsidiaries is a party and any other transaction, agreement or other contractual arrangement to which an entity unconsolidated with that Person is a party, under which that Person or its Subsidiaries, whether or not a party to the arrangement, has, or in the future may have, (i) any obligation under a direct or indirect guarantee or similar arrangement; (ii) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement; (iii) derivatives to the extent that the fair value thereof is not fully reflected as a liability or asset in the financial statements included in the Company’s Form 10-Q for the period ended

September 30, 2006 (the “Interim Financial Statements”); or (iv) any obligation or liability, including a contingent obligation or liability, to the extent that it is not fully reflected in the Interim Financial Statements.

(e)          Section 3.6(e) of the Company Disclosure Schedule contains a description of all non-audit services performed by the Company’s auditors for the Company and its Subsidiaries since the beginning of the immediately preceding fiscal year of the Company and the fees paid for such services. All such non-audit services have been approved as required by Section 10A of the Exchange Act.

(f)           The Company is, and since January 1, 2003 has been, in compliance with (i) the applicable listing and corporate governance rules and regulations of the NASDAQ Stock Market, Inc., and (ii) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated thereunder. The Certifications complied with Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of Sarbanes-Oxley, and the rules and regulations promulgated thereunder, and the statements contained in the Certifications were true and correct as of the date of the filing thereof; provided, however, that prior to January 1, 2007 the Company has been a “non-accelerated filer” pursuant to SEC regulations and, as such, prior to such date time both it and its officers have been exempt from certain disclosure and certification requirements in this regard, as permitted by the SEC. The management of the Company has (i) implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure (and such controls and procedures are effective to ensure) that material information relating to the Company and its Subsidiaries is accumulated and communicated to the management of the Company, including its chief executive officer and chief financial officer, as appropriate, by others within those entities to allow timely decisions regarding required disclosure and (ii) disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal controls (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to materially affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other Employees who, in each case, have a significant role in the Company’s internal controls.

(g)          The Company and its Subsidiaries have implemented and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, without limitation, that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(h)          Since January 1, 2003, neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, any director, officer, Employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding any material non-compliance in the accounting or auditing practices, procedures, principles or methods of the Company or any of its Subsidiaries or their internal control over financial reporting.

SECTION 3.7 Absence of Certain Changes or Events. From December 31, 2005 to the date hereof, except as set forth in Section 3.7 of the Company Disclosure Schedule, the Company and its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business and there has not been:

(a)          any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Company or any of its Subsidiaries (whether or not covered by insurance) that constitutes a Company Material Adverse Effect;

(b)          (i) any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any shares of capital stock of the Company or any of its Subsidiaries, or (ii) any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock or other securities;

(c)           any sale, issuance or grant, or authorization of the issuance of, (i) any capital stock or other security of the Company or any of its Subsidiaries (except for Company Common Stock issued upon the valid exercise of Options or upon the maturity of Restricted Stock Units granted under any of the Stock Plans), (ii) any option, warrant or right to acquire any capital stock or any other security of the Company or any of its Subsidiaries (except for Options and Restricted Stock Units described in Section 3.2), or (iii) any instrument convertible into or exchangeable for any capital stock or other security of the Company or any of its Subsidiaries (except for Options and Restricted Stock Units described in Section 3.2);

(d)          any amendment or waiver of any of the rights of the Company or any of its Subsidiaries under, or acceleration of vesting under, (i) any provision of any of the Stock Plans, (ii) any provision of any contract evidencing any outstanding Option, or (iii) any Restricted Stock Unit agreement;

(e)          any amendment to any organizational document of any of the Company or any of its Subsidiaries, any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving the Company or any of its Subsidiaries;

(f)            any creation of any Subsidiary of the Company or any of its Subsidiaries or acquisition by the Company or any of its Subsidiaries of any equity interest or other interest in any other Person;

(g)          any capital expenditure by the Company or any of its Subsidiaries which, when added to all other capital expenditures made on behalf of the Company or any of its Subsidiaries since the date of the Interim Financial Statements, exceeds $250,000 in the aggregate;

(h)          any action by the Company or any of its Subsidiaries to (i) enter into, or suffer any of the assets owned or used by it to become bound by, any Company Material Contract (as defined in Section 3.16(a)), or (ii) amend or terminate, or waive any material right or remedy under, any Company Material Contract;

(i)           any (i) acquisition, lease or license by the Company or any of its Subsidiaries of any material right or other material asset from any other Person, (ii) sale or other disposal or lease or license by the Company or any of its Subsidiaries of any material right or other material asset to any other Person, or (iii) waiver or relinquishment by the Company or any of its Subsidiaries of any right, except for rights or other assets acquired, leased, licensed or disposed of in the Ordinary Course of Business;

(j)           any write-off as uncollectible, or establishment of any extraordinary reserve with respect to, any account receivable or other indebtedness of the Company or any of its Subsidiaries;

(k)          any pledge of any assets of or sufferance of any of the assets of the Company or any of its Subsidiaries to become subject to any Lien;

(l)           any (i) loan by the Company or any of its Subsidiaries to any Person, or (ii) incurrence or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money;

(m)         any (i) adoption, establishment, entry into or amendment by the Company or any of its Subsidiaries of any Employee Plan or (ii) payment of any bonus or any profit sharing or similar payment to, or material increase in the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of the directors, officers or Employees of the Company or any of its Subsidiaries;

(n)           any change of the methods of accounting or accounting practices of the Company or any of its Subsidiaries in any material respect;

(o)	any material Tax election by the Company or any of its Subsidiaries;

(p)           any commencement or settlement of any legal proceeding by the Company or any of its Subsidiaries; or

(q)           any agreement or commitment to take any of the actions referred to in clauses (a) through (p) above.

SECTION 3.8 Inventory. Except as set forth in Section 3.8 of the Company Disclosure Schedule, (i) the Inventory is in the physical possession of the Company or its Subsidiaries and (ii) none of the Inventory has been pledged as collateral or otherwise is subject to any Lien (other than Permitted Liens) or is held on consignment from others. The Inventory has been, determined and valued on a first in - first out basis (but not in excess of net realizable value), in accordance with GAAP applied on a basis consistent with the consolidated financial statements contained in the Company SEC Reports. The Inventory was acquired or produced by the Company in the Ordinary Course of Business. Except as reflected in the reserve for obsolete inventory reflected in the Interim Financial Statements, the Inventory is good and merchantable and is of a quality and quantity presently useable and salable by the Company or its Subsidiaries in the Ordinary Course of Business.

SECTION 3.9 Litigation. Except as disclosed in Section 3.9 of the Company Disclosure Schedule, there are no Proceedings pending (including matters which are on appeal or have not been fully funded, and administrative matters that may be closed but with respect to which the applicable statute of limitations has not run) or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or rights of the Company or any of its Subsidiaries or any of their respective officers, directors, Employees or agents, in their capacity as such, at law or in equity, before any Governmental Entity, including Proceedings alleging violations of the provisions of any Company Material Contract or any Law, nor have any acts of alleged misconduct by the Company or any of its Subsidiaries been reported to the Company. Except as disclosed in Section 3.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any of their respective properties is subject to any order, judgment, injunction or decree material to the conduct of the businesses of the Company or its Subsidiaries. The Company has furnished Parent with copies of all attorney responses to the request of the independent auditors for the Company with respect to loss contingencies in connection with the Company’s financial statements for the previous three fiscal years.

SECTION 3.10 Employee Benefit Plans.

(a)          Section 3.10(a) of the Company Disclosure Schedule sets forth a list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA and all other employment, compensation, consulting, bonus, stock option, restricted stock grant, stock purchase, other cash or stock-based incentive, profit sharing, savings, retirement, disability, insurance, severance, retention, change in control, deferred compensation and other compensatory plans, policies, programs, agreements or arrangements sponsored, maintained, contributed to or required to be contributed to, or entered into or made by the Company or any other entity, whether or not incorporated, that together with the Company would be deemed a “single employer” for purposes of Section 414 of the Code or Section 4001 of ERISA (an “ERISA Affiliate”) with or for the benefit of, or relating to, any current or former Employee, director or other independent contractor of, or consultant to, the Company or any of its Subsidiaries and with respect to which the Company or any Subsidiary has or may have any direct or indirect liability (together, the “Employee Plans”).

(b)          The Company has provided Parent and Merger Sub true and complete copies of (i) all Employee Plans, together with all amendments thereto, (ii) the latest Internal Revenue Service determination letters obtained with respect to any Employee Plan intended to be qualified under Section 401(a) or 501(a) of the Code, (iii) the two most recent annual actuarial valuation reports, if any, (iv) the two most recently filed Forms 5500 together with all related schedules, if any, (v) the “summary plan description” (as defined in ERISA), if any, and all modifications thereto communicated to Employees, (vi) any trust or other funding governing documents for vehicles maintained as part of any Employee Plan, and (vii) the two most recent annual and periodic accountings of related plan assets.

(c)          Neither the Company or any of its Subsidiaries nor any of their respective directors, officers, Employees or agents has, with respect to any Employee Plan, engaged in or been a party to any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could result in the imposition of either a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable directly or indirectly (through an indemnification obligation or otherwise) to the Company or any of its Subsidiaries or any Employee Plan.

(d)          All Employee Plans have been administered in accordance with their terms and in compliance in all material respects with the requirements, including, but not limited to, ERISA and the Code. No compensation paid or required to be paid under any Employee Plan is or will be subject to additional tax under Section 409A(1)(B) of the Code. All equity compensation awards issued by the Company have been made, accounted for, reported and disclosed in accordance with Law, accounting rules and stock exchange requirements.

(e)          There are no pending or, to the knowledge of the Company, threatened claims, arbitrations, regulatory or other proceedings (other than routine claims for benefits), relating to any of the Employee Plans, or the assets of any trust for any Employee Plan.

(f)           Each Employee Plan intended to qualify under Section 401(a) of the Code, and the trusts created thereunder intended to be exempt from tax under the provisions of Section 501(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service which is currently in effect. To the knowledge of the Company, nothing has occurred since the date of the determination letter that would adversely effect the qualification or tax exempt status of such Plan and its related trust.

(g)          All contributions or payments required to be made before the Effective Time under the terms of any Employee Plan will have been made by the Effective Time. All contributions that are not yet due on or before the Effective Time either have been made in accordance with the Company’s past practice and custom or have been accrued in accordance with GAAP.

(h)          Neither the Company nor any of its Subsidiaries or any of its or their ERISA Affiliates contributes, nor within the six-year period ending on the date hereof has any of them contributed or been obligated to contribute, to any plan, program or agreement which is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(i)           No Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for current or former Employees, directors, consultants or other personnel of the Company or any of its Subsidiaries for periods extending beyond their retirement or other termination of service, other than group health plan continuation coverage mandated by Law.

(j)           No condition exists that would prevent the Company or any of its Subsidiaries from amending or terminating any Employee Plan providing health or medical benefits in respect of any active Employee.

(k)          Except as set forth in Section 3.10(k) of the Company Disclosure Schedule, the consummation of the Contemplated Transactions will not, either alone or in combination with any other event, (i) entitle any current or former Employee, director or officer of the Company or any of its Subsidiaries to severance pay or any other payment or benefit, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such Employee, director or officer or (iii) require the Company to place in trust or otherwise set aside any amounts in respect of severance pay or any other payment or benefit.

(l)           Except as set forth in Section 3.10(l) of the Company Disclosure Schedule, there are no agreements between the Company and any director, officer or employee pursuant to which the Company would be required to make a “parachute payment” (within the meaning of Section 280G(b)(2) of the Code) as a result of the consummation of the Contemplated Transactions (whether alone or in combination with a termination of employment or other event). No payments required to be made after the date hereof, whether as a result of the consummation of the Contemplated Transactions or otherwise, will be non-deductible by reason of Section 162(m) of the Code.

SECTION 3.11 Conduct of Business; Permits; Compliance with Law. Section 3.11 of the Company Disclosure Schedule contains a complete and accurate list of all permits, licenses, approvals, certifications and authorizations from any Governmental Entity (collectively, “Permits”) obtained or possessed by the Company or its Subsidiaries, the date each Permit was last granted to the Seller and the current term of each Permit. Except as disclosed in Section 3.11 of the Company Disclosure Schedule, the business of the Company and each of its Subsidiaries is not being, and for the past five years has not been, conducted (i) in default or violation of any term, condition or provision of the Certificate of Incorporation or By-Laws of the Company or the comparable charter documents or by-laws of any of its Subsidiaries, (ii) to the Company’s knowledge, in default or violation of (X) any Company Material Contract or (Y) any Law, including rules, regulations, codes, plans, agreements, contracts, injunctions, orders, rulings and charges thereunder, applicable to the Company or any of its Subsidiaries or their respective businesses and material to the business of the Company and its Subsidiaries, taken as a whole. The Permits are in full force and effect and sufficient for all business presently conducted by the Company and its Subsidiaries, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as set forth in Section 3.11 of the Company Disclosure Schedule, no event has occurred or circumstance exists that (with or without notice or lapse of time or both) (A) may constitute or result in a material violation by the Company or any of its Subsidiaries of, or a substantial failure on the part of the Company or any of its Subsidiaries to comply with, any Law, or (B) may give rise to any obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any substantial remedial action of any nature. Neither the Company nor any of its Subsidiaries has received any claim or notice (whether written or oral) (i) from any Governmental Entity of any actual, alleged, possible or potential violation of, or failure to comply with, any Law, (ii) from any Governmental Entity of any actual, alleged, possible or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or bear all or any portion of the cost of, any remedial action of any nature, or (iii) that the Company or any of its Subsidiaries is not in compliance with, nor, is the Company or any Subsidiary of the Company not in compliance with, the terms of any such Permits or any requirements, standards and procedures of the Governmental Entity which issued them, or any limitation or proposed limitation on any Permit, except where the failure to be in compliance would not have a Company Material Adverse Effect. The Permits currently held by the Company and its Subsidiaries constitute all of the Permits that the Company and its Subsidiaries are required to own, hold and possess and that are necessary to conduct the business presently conducted by the Company and its Subsidiaries. Except as set forth in Section 3.11 of the Company Disclosure Schedule or as would not, individually or in the aggregate, have a Company Material Adverse Effect, none of the Permits will lapse, terminate or otherwise cease to be valid as a result of the consummation of the transactions contemplated hereby.

SECTION 3.12 Taxes. Except as set forth in Section 3.12 of the Company Disclosure Schedule:

(a)          each of the Company and its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it (taking into account extensions), and all such Tax Returns are true, correct and complete in all material respects and were prepared in substantial compliance with all Law;

(b)          each of the Company and its Subsidiaries has timely paid all material Taxes required to be paid by it (whether or not shown due on any Tax Return);

(c)          each of the Company and its Subsidiaries has made adequate provision in the consolidated financial statements contained in the Company SEC Reports discussed in Section 3.6(b) for all unpaid Taxes of the Company and its Subsidiaries;

(d)          each of the Company and its Subsidiaries has complied with all Law relating to the payment and withholding of Taxes and has, within the time and manner prescribed by Law, withheld and paid over to the proper tax authorities all amounts required to be withheld and paid over by it;

(e)          no pending or to the Company’s knowledge threatened audit, proceeding, examination or litigation or similar claim has been commenced or is presently pending with respect to any Taxes or Tax Return of the Company or any of its Subsidiaries;

(f)           no written claim has been made by any tax authority in a jurisdiction where any of the Company or its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction;

(g)          no outstanding written agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its Subsidiaries, and no power of attorney granted by either the Company or any of its Subsidiaries with respect to any Taxes is currently in force;

(h)          neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of any Taxes imposed on or with respect to any Person, and neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group (or similar state, local or foreign filing group) filing a consolidated U.S. federal income Tax Return (other than the group the common parent of which is the Company) or (B) has any liability for the Taxes of any person (other than the Company or any of its

Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor;

(i)           the federal income Tax Returns of the Company and its Subsidiaries have been examined by and settled with the Internal Revenue Service (or the applicable statutes of limitation have lapsed) for all years through December 31, 2002. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid;

(j)           neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b);

(k)          there are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for Liens which arise by operation of law with respect to current Taxes not yet due and payable;

(l)           the Company has previously delivered or made available to Parent or Merger Sub complete and accurate copies of each of (i) all federal Tax Returns of the Company and each of its Subsidiaries for the prior five tax years; (ii) all state and local Tax Returns of the Company and each of its Subsidiaries for the prior three tax years; (iii) all audit reports, letter rulings, technical advice memoranda and similar documents issued by any tax authority relating to the United States Federal, state, local or foreign Taxes due from or with respect to the Company and its Subsidiaries and (iv) any closing agreements entered into by any of the Company and its Subsidiaries with any tax authority in each case existing on the date hereof;

(m)         neither the Company nor any of its Subsidiaries is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

(n)          the Company has not been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company, and the IRS has not initiated or proposed any such adjustment or change in accounting method;

(o)          the Company has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355 of the Code within the past five years;

(p)          the Company does not have any deferred gain or loss from a deferred intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13 (or any similar provision under state, local or foreign law) or an excess loss account with respect to any stock of a Subsidiary within the meaning of Treasury Regulation Section 1.1502-19 (or any similar provision of state, local or foreign law);

(q)          the Company has disclosed on all relevant Tax Returns any positions taken therein that could give rise to a substantial understatement of Taxes within the meaning of Section 6662 of the Code;

(r)           neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign law); and

(s)           the Company is not a party to any agreement that would require it to make any payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code.

SECTION 3.13 Environmental Matters.

(a)          Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries is and for the past five years has been in compliance with all applicable Environmental Laws; and (ii) neither the Company nor any of its Subsidiaries has received any written communication, whether from a Governmental Entity, citizens group, Employee or otherwise, alleging that the Company or any of its Subsidiaries is not in such compliance, and (iii) to the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents that are reasonably likely to prevent or interfere with such compliance in the future.

(b)          Except as set forth in Section 3.13(b) of the Company Disclosure Schedule or as would not, individually or in the aggregate, have a Company Material Adverse Effect, there is no Environmental Claim pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

(c)          Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Material which could form the basis of any Environmental Claim against the Company or any of its Subsidiaries, or to the knowledge of the Company, against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law.

(d)          The Company has made available to Parent and Merger Sub true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed by the Company or any of its Subsidiaries that are in the possession of the Company or any of its Subsidiaries pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated, occupied or leased by the Company or any of its Subsidiaries, or regarding the Company’s or any of its Subsidiaries’ compliance with applicable Environmental Laws.

SECTION 3.14 Real Property; Title to Assets; Liens.

(a)	Leased Real Property.

(i)           Set forth in Section 3.14(a) of the Company Disclosure Schedule is a list of all Leased Real Property. Each of the leases relating to Leased Real Property creates a valid and subsisting leasehold interest in favor of the Company or one of its Subsidiaries, as the case may be, is a valid, binding and subsisting obligation of the Company or one of its Subsidiaries and, to the knowledge of the Company, each other party thereto, enforceable against the Company or one of its Subsidiaries and, to the knowledge of the Company, each other party thereto in accordance with its terms, except as such enforcement may be limited by the Enforceability Limitations;

(ii)          except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there are no disputes with respect to any Real Property Lease; and neither the Company nor any other party to each Real Property Lease is in breach or default under such Real Property Lease, and no event has occurred or failed to occur and no circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under any Real Property Lease;

(iii)         except as disclosed in Section 3.14(a)(iii) of the Company Disclosure Schedule or as would not, individually or in the aggregate, have a Company Material Adverse Effect, no consent by the landlord or any other party under the Real Property Leases is required in connection with the consummation of the transaction contemplated herein; and

(iv)         none of the Leased Real Property has been pledged or assigned by the Company or any of its Subsidiaries or is subject to any Liens (other than pursuant to this Agreement or Permitted Liens).

(b)	Owned Real Property.

(i)           Section 3.14(b) of the Company Disclosure Schedule sets forth a true, correct and complete list and description of all real property owned by either the Company or any of its Subsidiaries (“Owned Real Property”). Except as specified in Section 3.14(b) of the Company Disclosure Schedule, the Company or one of its Subsidiaries has good and marketable fee simple title to the Owned Real Property, free and clear of any Liens, other than Permitted Liens;

(ii)          neither the Company nor, to the Company’s knowledge, any other Person has granted any rights, options or rights of first refusal, conditional sales or any other agreements of any kind, which are currently in effect, to purchase or otherwise acquire the Owned Real Property or any portion thereof or interest therein, except the rights granted to Parent and Merger Sub pursuant to this Agreement; and

(iii)         the Owned Real Property is zoned for a classification that permits the continued use thereof in the manner currently used by the Company and its Subsidiaries, as applicable.

(c)          Personal Property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries has good and marketable fee title to, or, in the case of leased assets, has good and valid leasehold interests in, all of its other tangible and intangible assets, used or held for use in, or which are necessary to conduct, the respective business of the Company and its Subsidiaries as currently conducted, free and clear of any Liens, except Permitted Liens and (ii) such assets, taken as a whole, are in reasonable working order and adequate for their intended use, ordinary wear and tear and normal repairs and replacements excepted.

SECTION 3.15 Intellectual Property. All Trademark registrations, Trademark applications, and any other material Trademarks (including domain names) are identified in Section 3.15 of the Company Disclosure Schedule, and such Trademarks are valid and enforceable and have not been abandoned. All Copyright registrations, Copyright applications, and any other material Copyrights or Software (other than contracts, agreements, licenses or arrangements granting rights to use readily available commercial Software having an acquisition price of less than $25,000 per contract, agreements, license or arrangement) are identified in Section 3.15 of the Company Disclosure Schedule, and such Copyrights are valid and enforceable. All issued Patents and pending applications for Patents are identified in Section 3.15 of the Company Disclosure Schedule. Section 3.15 of the Company Disclosure Schedule identifies the owner(s) of such Trademarks, Copyrights and Patents. Except as disclosed in Section 3.15 of the Company Disclosure Schedule: (i) the Company or its Subsidiaries are the sole and exclusive owner of all right, title and interest in or have valid and enforceable rights to use, by license or other agreements, all of the Intellectual Property Rights that are currently used in the conduct of the business of the Company and its Subsidiaries, except where the failure to own or possess such Intellectual Property Rights would not, individually or in the aggregate, have a Company Material Adverse Effect; (ii) no Proceeding has commenced, been brought or heard by or before any Governmental Entity or arbitrator or is pending or to the Company’s knowledge is or has been threatened in written or oral communication by any third Person with respect to any Intellectual Property Rights owned or used by the Company or its Subsidiaries in connection with the business of the Company and its Subsidiaries as currently conducted, including any claim or suit that alleges that any such conduct or Intellectual Property Right infringes, impairs, misappropriates, dilutes or otherwise violates the rights of others, and the Company or its Subsidiaries are not the subject of any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third Person’s Intellectual Property Rights; (iii) none of the Company or its Subsidiaries is aware of, or has threatened or initiated, any claim or action or Proceeding against any third Person with respect to any Intellectual Property Rights, except for those claims or actions that would not, individually or in the aggregate, have a Company Material Adverse Effect; (iv) the conduct of the business of the Company and its Subsidiaries does not conflict with or infringe any Intellectual Property Rights of any third Person except those that would not, individually or in the aggregate, have a Company Material Adverse Effect; (v) there is no unauthorized use, unauthorized disclosure, infringement, misappropriation or other violation by another Person of any Intellectual Property owned by the Company or its Subsidiaries which would, individually or in the aggregate, have a Company Material Adverse Effect; (vi) the Company or its Subsidiaries have secured valid written assignments from all Persons (including, without limitation, consultant and Employees) who contributed to the creation or development of Intellectual Property Rights created or developed for use by the Company or its Subsidiaries that the Company or its Subsidiaries do not already own by operation of law; and (vii) the Company or its Subsidiaries have taken all reasonable steps to protect and preserve the confidentiality and integrity of all trade secrets, know-how, source codes, databases, confidential and proprietary information, and similar Intellectual Property Rights owned or used in the conduct of the business of the Company or its Subsidiaries and all use, disclosure or appropriation thereof by or to any third Person has been pursuant to the terms of a written agreement between such third Person and the Company or its Subsidiaries.

SECTION 3.16 Material Contracts.

(a)          Section 3.16 of the Company Disclosure Schedule sets forth a list of all Company Material Contracts. “Company Material Contracts” means all written or oral agreements or arrangements to which the Company or any of its Subsidiaries is a party to or bound by and that constitute:

(i)           any “material contract” (as defined in Item 601(b) (10) of Regulation S-K of the SEC);

(ii)          any contract or agreement for the purchase of materials or personal property from any supplier or for the furnishing of services to the Company or any of its Subsidiaries that involves aggregate annual payments by the Company or any of its Subsidiaries of $50,000 or more;

(iii)         any contract or agreement for the sale, license or lease (as lessor) by the Company or any of its Subsidiaries of services, materials, products, supplies or other assets, owned or leased by the Company or any of its Subsidiaries;

(iv)         any non-competition agreement, profit-sharing agreement or any other agreement or obligation which purports to restrict the conduct of any businesses by the Company or any of its affiliates, or the ability of the Company to operate in any geographic area;

(v)          any contract or plans, including any employment, compensation, non-competition, non-solicitation, incentive, retirement, loan, change of control or severance arrangements, with any current or former stockholder, director, officer or Employee of the Company or any Subsidiary of the Company;

(vi)         any agreement, joint venture, product development, research and development or limited partnership agreements or arrangements involving a sharing of profits, losses, costs or liabilities by the Company or any Subsidiary of the Company with any other Person;

(vii)       mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing or guarantee of money or extension of credit in any case in excess of $50,000;

(viii)      any standby letter of credit, performance or payment bond, guarantee arrangement or surety bond of any nature involving amounts in excess of $50,000;

(ix)         other contracts not in the Ordinary Course of Business involving annual payments made to or by the Company in excess of $50,000;

(x)          any contract for the sale of any of the assets of the Company or any Subsidiary (whether by merger, sale of stock, sale of assets or otherwise) or for the grant to any Person of any preferential rights to purchase any of its assets (whether by merger, sale of stock, sale of assets or otherwise), in each case, for consideration in excess of $50,000 individually, or $100,000 in the aggregate;

(xi)         any contract relating to the ownership, management or control of any Person in which the Company or a Subsidiary owns any equity interest other than direct and indirect wholly owned Subsidiaries of the Company or another Subsidiary of the Company;

(xii)       any contract pursuant to which the Contemplated Transactions would amend or modify such contract, or would trigger the payment of revenues or fees to the counterparty of such contract;

(xiii)      any contract (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing the Company or any of its Subsidiaries with any right of first refusal with respect to, or right to repurchase or redeem, any securities, except for contracts evidencing Company options;

(xiv)      any contract imposing any confidentiality obligation on the Company or any of its Subsidiaries or containing “standstill” or similar provisions;

(xv)        (A) to which any Governmental Entity is a party or under which any Governmental Entity has a right or obligation, or (B) directly or indirectly benefiting any Governmental Entity (including any subcontract or other contract between the Company or any of its Subsidiaries and any contractor or subcontractor to any Governmental Entity);

(xvi)      requiring that the Company or any of its Subsidiaries give any notice or provide any information to any Person prior to considering or upon accepting any Company Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Company Acquisition Proposal or similar transaction;

(xvii)     any contract, agreement or arrangement to allocate, share or otherwise indemnify for Taxes; or

(xviii)    any contract, agreement, license or arrangement (i) granting or obtaining any right to use any Intellectual Property Rights (other than contracts, agreements, licenses or arrangements granting rights to use readily available commercial Software having an acquisition price of less than $50,000 per contract, agreements, license or arrangement); (ii) restricting the Company’s right, or permitting third Persons to use, any material Intellectual Property Rights; or (iii) setting forth the terms of co-existence pertaining to any Intellectual Property Rights.

(b)          (i) Each Company Material Contract is legal, valid and binding on the Company or one of its Subsidiaries and, to the knowledge of the Company, each other party thereto, and is in full force and effect, (ii) the Company or one of its Subsidiaries, as applicable, and, to the knowledge of the Company, each other party thereto, has performed all material obligations required to be performed by it to date under each Company Material Contract, except where such failure to perform would not result in a Company Material Adverse Effect; and (iii) neither the Company nor any of its Subsidiaries, as applicable, nor, to the knowledge of the Company, any other party thereto, has violated or defaulted in any material respect or terminated, nor has the Company or any of its Subsidiaries, as applicable, nor, to the knowledge of the Company, any other party thereto, given or received notice of, any material violation or default or any termination under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation, default or termination under) any Company Material Contract. The Company has provided, or made available, to Parent and Merger Sub true and correct copies of each of the Company Material Contracts.

SECTION 3.17 Insurance. Section 3.17 of the Company Disclosure Schedule sets forth a list and description of each insurance policy that covers the Company and its Subsidiaries (including self-insurance), specifying as to each policy (i) the carrier, (ii) policy number, (iii) coverage limits and deductibles, (iv) expiration date, (v) annual premiums, (vi) type of coverage provided, (vii) policy exclusions and (viii) whether such policy is claims or occurrence based. All such policies are in full force and effect, all premiums due thereon have been paid and the Company and its Subsidiaries have complied with the provisions of such policies. Neither the Company nor any of its Subsidiaries has been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the Company or its Subsidiaries under or in connection with any of their extant insurance policies. Neither the Company nor any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering either the Company or any of its Subsidiaries that there will be a cancellation or non-renewal of existing policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by the Company or any of its Subsidiaries, purchase of additional equipment or material modification of any of the methods of doing business, will be required. Such insurance policies provide full and adequate coverage for all normal risks incident to the Company.

SECTION 3.18 Collective Bargaining; Labor Disputes; Compliance. None of the Company or its Subsidiaries has been, or is now, a party to any collective bargaining agreement or other labor contract and (a) to the knowledge of the Company there is no unionization or organizational activity relating to the Employees, or affecting, the Company; and (b) to the knowledge of the Company no strike, slowdown, picketing, work stoppage, work slowdown or Employee grievance process involving the Company or any of its Subsidiaries is or has been threatened. No application or petition for an election of or for certification of a collective bargaining agent is pending and no grievance, unfair labor practice charge or arbitration proceeding exists. There is no lockout of any Employees by the Company or its Subsidiaries, and no such action is contemplated by the Company or any of its Subsidiaries. Except as set forth in Section 3.18 of the Company Disclosure Schedule, there has been no charge of discrimination filed or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries with any Governmental Entity. The Company is in material compliance with all

Law respecting employment, including, but not limited to, gender, race, disability, national origin or age discrimination, child labor, equal pay, the Occupational Safety and Health Act of 1970, as amended, the Family and Medical Leave Act of 1993, as amended, the Immigration and Nationality Act, the Worker Adjustment and Retraining Notification Act of 1988 and other federal and state Law regarding wages and hours.

SECTION 3.19 Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedule lists all transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and the Company’s affiliates (other than wholly-owned subsidiaries of the Company) or other Persons, on the other hand (an “Affiliate Transaction”). Any Affiliate Transaction at the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable to the Company or any of its Subsidiaries as would have been obtainable by the Company or any of its Subsidiaries in a similar transaction with an unaffiliated third party.

SECTION 3.20 Product Warranties.

(a)          Section 3.20(a) of the Company Disclosure Schedule contains a form of each product warranty relating to products produced or sold by the Company or its Subsidiaries or services performed by the Company and its Subsidiaries at any time during the five year period preceding the date of this Agreement.

(b)          Section 3.20(b) of the Company Disclosure Schedule sets forth a true and complete list of (i) all products designed, manufactured, marketed or sold by the Company or its Subsidiaries that have been recalled or withdrawn (whether voluntarily or otherwise) at any time during the past five (for purposes of this Section 3.20(b), a product shall have been recalled or withdrawn if all or a substantial number of products in a product line were recalled or withdrawn) and (ii) Proceedings (or to the knowledge of the Company, any investigation) by any Governmental Entity (whether completed or pending) at any time during the past five years seeking the recall, withdrawal, suspension or seizure of any product sold by the Company or its Subsidiaries.

(c)          Except as set forth in Section 3.20(c) of the Company Disclosure Schedule, to the knowledge of the Company, (i) no material defect exists in any design, materials, manufacture or otherwise in any products designed, manufactured, marketed or sold by the Company or its Subsidiaries during the past five years and (ii) no defect in, or replacement of, any such products exists which could give rise to any material claim.

(d)          Except for sensors, which are warrantied for life, and except as set forth in Section 3.20(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has sold any products which are subject to an extended warranty of the Company or its Subsidiaries beyond 24 months and which warranty has not yet expired.

(e)          Each of the products designed, manufactured, marketed or sold by the Company or its Subsidiaries has been designed and manufactured to meet and comply with all Law and governmental standards and specifications currently in effect. To the knowledge of the Company, there are no statements, citations or decisions by any Governmental Entity or any product testing laboratory stating that any such product is unsafe or fails to meet any standards, whether mandatory or voluntary, promulgated by such Governmental Entity or testing laboratory, as the case may be. To the knowledge of the Company, there has been no pattern of defects in the design, construction, manufacture, assembly or installation of any product designed, manufactured, marketed or sold by the Company or its Subsidiaries nor any fact relating to any such product that may impose a duty on the Company or its Subsidiaries to recall any product or warn any customer of a defect in any product.

SECTION 3.21 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

SECTION 3.22 Board Action. The Company Board, at a meeting duly called and held, at which all of the directors were present, duly and unanimously: (i) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger; (ii) resolved to recommend that this Agreement and the transactions contemplated hereby, including the Merger, be submitted for consideration by the Company’s stockholders at the meeting of the Company’s stockholders to consider and vote upon the Merger Agreement (the “Company Stockholders’ Meeting”); (iii) resolved to recommend that the stockholders of the Company approve this Agreement and the transactions contemplated hereby, including the Merger; and (iv) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the stockholders of the Company.

SECTION 3.23 Opinion of Financial Advisor. The Company Board has received the written opinion (or oral opinion to be confirmed in writing) of A.G. Edwards & Sons, Inc., dated January 11, 2007, to the effect that, as of such date, the Merger Consideration to be received by holders of Company Common Stock is fair, from a financial point of view, to such holders. A copy of that opinion has been delivered to Parent.

SECTION 3.24 Control Share Acquisition. No restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “stockholder protection,” “interested stockholder” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any restrictive provision of the Certificate of Incorporation or By-Laws of the Company or any of its Subsidiaries is, or at the Effective Time will be, applicable to the Company, its Subsidiaries, Parent, Merger Sub, Company Common Stock, the Merger or any other of the Contemplated Transactions.

SECTION 3.25 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the Company’s stockholders necessary (under Law or otherwise), to approve this Agreement (the “Company Stockholder Approval”).

SECTION 3.26 Full Disclosure. This Agreement (including the Company Disclosure Schedule) does not, and the certificate referred to in Section 6.3(b) will not, (a) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (b) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

•

COVENANTS AND AGREEMENTS

SECTION 4.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees on behalf of itself and its Subsidiaries that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement or as required by Law, or unless Parent and Merger Sub shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company shall not, and the Company shall not permit any of its Subsidiaries to, take any action except in the Ordinary Course of Business; and the Company will use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers, Employees and consultants of the Company and its Subsidiaries, to preserve the present relationships of the Company and its Subsidiaries with customers, clients, suppliers and other Persons with which the Company and its Subsidiaries have significant business relations and pay all applicable federal and material state, local and foreign Taxes when due and payable (other than those Taxes the payment of which the Company or one of its Subsidiaries challenges in good faith in appropriate proceedings), to operate the business of the Company and its Subsidiaries in compliance with all Law, and to maintain in full force and effect all Permits necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted. Notwithstanding the foregoing, except as set forth in Section 4.1 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries, without the prior written consent of Parent and Merger Sub (which consent shall not be unreasonably withheld or delayed), to:

(a)          amend or propose to amend (i) its Certificate of Incorporation or By-Laws or comparable organizational documents or (ii) any term of any outstanding security issued by the Company or any of its Subsidiaries or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization or similar transaction;

(b)          (i)  declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock or other equity or voting interests (other than dividends paid by wholly-owned Subsidiaries of the Company to the Company or another wholly-owned Subsidiary of the Company), (ii)  redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other equity or voting interests, (iii) issue, sell, pledge, dispose of or encumber any (A) shares of its capital stock or other equity or voting interests, (B) securities convertible into or exchangeable for, or Options, warrants, calls, commitments or rights of any kind to acquire or receive, any shares of its capital stock, interests, securities or any stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Company Common Stock or (C) Restricted Stock Units or other securities of the Company or any of its Subsidiaries, other than shares of Company Common Stock issued upon the exercise of Options outstanding on the date hereof in accordance with the Stock Plans as in effect on the date hereof or (iv) split, combine or reclassify any of its outstanding capital stock or issue or authorize or propose the issuance of any of other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interests;

(c)          incur any aggregate capital expenditures, or any obligations or liabilities in connection therewith, or acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the equity interests of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets, except purchases of supplies in an aggregate amount not to exceed the amount set forth in the Company’s capital expenditure budget for 2007 as delivered to Parent, multiplied by a fraction, (A) the numerator of which is the number of calendar days in the period commencing January 1, 2007 and ending on the Closing Date and (B) the denominator of which is 365;

(d)          amend, enter into, alter, modify or terminate any Company Material Contract, or waive, release or assign any material rights or claims thereunder;

(e)          enter into, amend or otherwise alter any lease or sublease of real property (whether as a lessor, lessee or sublessee) or change, terminate or fail to exercise any right to renew any lease or sublease of real property;

(f)           transfer, lease, license, sell, mortgage, pledge, dispose of, encumber or subject to any Lien any property or assets or cease to operate any assets, other than (A) Inventory in the Ordinary Course of Business; (B) obsolete equipment and property no longer used in the business of the Company or its Subsidiaries and (C) assets which do not have a value of more than $10,000 individually or $50,000 in the aggregate;

(g)          except as required to comply with Law and except as described in Section 4.1(g) of the Company Disclosure Schedules, (i) adopt, enter into, terminate, amend, or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under, any Employee Plan or other arrangement for the current or future benefit or welfare of any current or former director, officer or Employee, other than to the extent necessary to avoid adverse tax consequences under Section 409A of the Code and the proposed regulations and guidance thereunder, (ii) increase or enhance in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or Employee, (iii) pay any benefit not provided for under any Employee Plan as in effect on the date hereof, (iv) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Employee Plan; (v) grant or award to any director, officer or Employee of stock options, restricted stock, stock appreciation rights, stock based or stock related awards, performance units, units of phantom stock or restricted stock, or any removal of existing restrictions in any Employee Plan or agreements or awards made thereunder; or (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any Employee plan, agreement, contract or arrangement or Employee Plan;

(h)          except for borrowing under the Company’s Credit Agreement in an amount not exceeding $1,000,000 in the aggregate, (i) repurchase, prepay, incur or assume any material indebtedness, (ii) modify any material indebtedness or other liability in a manner that adversely affects the Company, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, or (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than customary travel advances to Employees in compliance with Law and in accordance with past practice in an amount not to exceed $20,000 in the aggregate);

(i)           change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) used by it unless required by Law or GAAP;

(j)           make any material Tax election or material change in any Tax election, amend any Tax Returns or enter into any settlement or compromise of any Tax liability of the Company or its Subsidiaries in an amount in excess of $25,000;

(k)          except for the payment of any deductible under an existing insurance policy, (i) pay, discharge, satisfy, settle or compromise (including by judgment or consent decree) any claim, litigation or any legal proceeding (including claims, litigation and legal proceedings of stockholders and any stockholder litigation relating to this Agreement, the Merger or any other of the Contemplated Transactions or otherwise), except for any settlement or compromise involving less than $25,000, but subject to an aggregate maximum of $100,000, including all fees, costs and expenses associated therewith but excluding from such amounts any contribution from any insurance company or other parties to the litigation; (ii) waive, release, grant or transfer any right of material value; or (iii) commence any material legal proceeding;

(l)           enter into any material agreement or arrangement with any of its officers, directors, Employees or any affiliate;

(m)         except as required by Law, adopt or enter into any collective bargaining agreement or other labor union contract applicable to the Employees;

(n)          take any action (or omit to take any action) if such action (or omission) would, or would be reasonably likely to result in (i) any representation and warranty of the Company set forth in this Agreement that is qualified by materiality becoming untrue (as so qualified) or (ii) any such representation and warranty that is not so qualified becoming untrue in any material respect;

(o)          enter into any agreement, arrangement or contract to allocate, share or otherwise indemnify for Taxes; or

(p)          authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

SECTION 4.2 No Solicitation.

(a)          The Company shall not, and shall not authorize or permit any of its Subsidiaries to, nor shall it authorize any officer, director, Employee, investment banker, attorney, accountant or other advisor or agent of the Company or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate or otherwise knowingly encourage any Company Acquisition Proposal, (ii) provide any non-public information or data to any Person relating to or in connection with or in response to a Company Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to a Company Acquisition Proposal, engage in any discussions or negotiations concerning a Company Acquisition Proposal, or otherwise take any action knowingly to facilitate any effort or attempt to make or implement a Company Acquisition Proposal, (iii) approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, any Company Acquisition Proposal, or (iv) approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Company Acquisition Proposal. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons (other than Parent and its affiliates) conducted heretofore with respect to any Company Acquisition Proposal.

(b)          Nothing contained in Section 4.2(a) shall prevent the Company or the Company Board from, prior to the adoption of this Agreement by the holders of Company Common Stock, engaging in any discussions or negotiations with, or providing any information, including non-public information, to, any Person, if and only to the extent that (i) the Company receives from such Person a Company Acquisition Proposal (which, at the time such information is provided by the Company or the Company Board, has not been withdrawn), which was not solicited in violation of Section 4.2(a); (ii) the Company complies with Section 4.2(d); (iii) at least two Business Days prior to commencing discussions or providing any information or data to such Person, the Company provides Parent with written notice advising Parent that the Company Board has received a Company Acquisition Proposal; (iv) following such two Business Days and prior to commencing discussions or providing information to such Person, the Company Board concludes in good faith (after taking into account the advice of outside legal and financial advisors) that (A) the failure to take such action would be inconsistent with its fiduciary duties under Law, and (B) such a Company Acquisition Proposal would reasonably be expected to lead to in a Company Superior Proposal; (v) following such two Business Days and prior to providing any non-public information or data to such Person, the Company Board receives from such Person an executed confidentiality agreement containing terms no less restrictive on such Person than the terms contained in the Confidentiality Agreement at the time the Company and Parent entered into such Confidentiality Agreement; and (vi) the Company provides Parent with written notice advising Parent that the Company Board has determined that such Company Acquisition Proposal would reasonably be expected to lead to in a Company Superior Proposal.

(c)          Nothing in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a)-(b) promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders if the Company Board (after taking into account the advice of outside legal advisors), concludes that its failure to do so would be inconsistent with its fiduciary duties to the Company’s stockholders under Law.

(d)          The Company shall promptly (and in no event later than 24 hours after receipt of any Company Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to a Company Acquisition Proposal or any request for non-public information relating to the Company or any of its Subsidiaries) advise Parent in writing of any Company Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to a Company Acquisition Proposal or any request for non-public information relating to the Company or any of its Subsidiaries (including the identity of the Person making or submitting such Company Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the period prior to Closing. The Company shall keep Parent fully informed with respect to the status of any such Company Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(e)          The Company agrees not to release or permit the release of any Person from, or waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party, and will use its commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Parent. The Company also will, promptly after signing this Agreement, request each Person (other than Parent) that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of any possible Company Acquisition Proposal to return all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

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ADDITIONAL AGREEMENTS

SECTION 5.1 Proxy Statement.

(a)          In connection with the Company Stockholders’ Meeting, the Company will, (i) as promptly as reasonably practicable after the date of this Agreement (but in any event within 10 Business Days thereafter), prepare and file a proxy statement (together with any amendments and supplements thereto, the “Proxy Statement”) with the SEC; provided, that the Company will allow the Parent a reasonable opportunity (but in any event not less than five Business Days) to review and comment upon the Proxy Statement prior to any filing of the Proxy Statement with the SEC, (ii) respond, as promptly as reasonably practicable, to any comments received from the SEC with respect to such filing and will provide copies of such comments to Parent promptly upon receipt and provide copies of proposed responses to Parent, giving Parent a reasonable opportunity (but in any event not less than two Business Days) to review and comment upon such responses prior to filing such responses with the SEC, (iii) as promptly as reasonably practicable, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, giving Parent a reasonable opportunity (but in any event not less than two Business Days) to review and comment upon such amendments or supplements prior to filing such amendments or supplements with the SEC, (iv) use its commercially reasonable efforts to have the SEC confirm that it has no further comments on the Proxy Statement and thereafter mail to its stockholders, as promptly as reasonably practicable, the Proxy Statement, (v) to the extent required by Law, as promptly as reasonably practicable, prepare, file and distribute to the Company stockholders any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time prior to the Company Stockholders’ Meeting, and (vi) otherwise use commercially reasonable efforts to comply with all requirements of Law applicable to the Proxy Statement, the Company Stockholders’ Meeting and the Merger. Parent and Merger Sub shall review and comment upon the Proxy Statement as promptly as reasonably practicable, and shall otherwise cooperate with the Company in connection with the preparation of the Proxy Statement, including promptly furnishing the Company upon request with any and all information as may be required to be set forth in the Proxy Statement under Law. If at any time prior to the Effective Time any information relating to the Company, any of its Subsidiaries, Parent or Merger Sub, or any of their respective affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, as applicable, the party which discovers such information shall promptly notify the other parties hereto, whereupon (i) the parties shall take all reasonable steps to file with the SEC and have cleared by the SEC an appropriate amendment or supplement describing such information and (ii) to the extent required by Law, the Company shall promptly disseminate such amendment or supplement to the Company’s stockholders.

(b)          None of the information to be supplied by Merger Sub or Parent specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date such document is filed and on the date it is first published, sent or given to the holders of Company Common Stock, and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Company Stockholders’ Meeting, any event with respect to either Merger Sub or Parent, or with respect to information supplied by either Merger Sub or Parent specifically for inclusion or incorporation by reference in the Proxy Statement shall occur which is required to be described in an amendment of, or supplement to, such Proxy Statement such event shall be so described by either Merger Sub or Parent, as applicable, and promptly provided to the Company. All documents that Merger Sub or Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form, in all material respects, with the provisions of the Exchange Act and the rules and regulations thereunder, and each such document required to be filed with any Governmental Entity will comply in all material respects with the provisions of Law as to the information required to be contained therein. Notwithstanding the foregoing, neither Merger Sub nor Parent makes any representation or warranty with respect to the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement.

(c)          None of the information to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, on the date on which each such document is first filed with the SEC and on the date it is first mailed to the holders of the Company Common Stock, and on the date of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the date of the Company Stockholders’ Meeting, any event with respect to the Company or any of its Subsidiaries, or with respect to information supplied by or on behalf of the Company specifically for inclusion in the Proxy Statement shall occur which is required to be described in an amendment of, or supplement to, the Proxy Statement, such event shall be so described by the Company, and provided in writing to Parent and Merger Sub. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the

Company or its Subsidiaries or other information supplied by the Company for inclusion therein, will comply as to form, in all material respects, with the provisions of the Exchange Act and the respective rules and regulations thereunder, and each such document required to be filed with any Governmental Entity will comply in all material respects with the provisions of Law as to the information required to be contained therein. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied or to be supplied by either Merger Sub or Parent for inclusion in the Proxy Statement.

SECTION 5.2 Meeting of Stockholders of the Company.

(a)          The Company shall take all action necessary to duly call, give notice of, convene and hold the Company Stockholders’ Meeting for the purpose of obtaining the approval of this Agreement by the Company stockholders in accordance with Law, at the earliest practicable time. The Company (in consultation with Parent) shall set a record date for persons entitled to notice of, and to vote at, the Company Stockholders’ Meeting. Any solicitation of proxies from Company stockholders by or on behalf of the Company shall be in compliance with Law. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders’ Meeting to the extent necessary (i) to ensure that any supplement or amendment to the Proxy Statement, which is necessary to ensure that the Proxy Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, is provided to the Company’s stockholders in advance of a vote to obtain the Company Stockholder Approval, or (ii) if, as of the time for which the Company Stockholders’ Meeting is originally scheduled, there is an insufficient number of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting.

(b)          Subject to Section 5.2(c): (i) the Proxy Statement shall include a statement to the effect that the Company’s Board unanimously recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting (the unanimous recommendation of the Company’s Board that the Company’s stockholders vote to adopt this Agreement being referred to as the “Company Board Recommendation”); and (ii) except as permitted by Section 5.2(c) below, the Company Board Recommendation shall not be amended, withdrawn, changed conditioned or qualified in a manner adverse to Parent, and no resolution by the Company’s Board or any committee thereof to amend, withdraw, change, condition or qualify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

(c)          Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption of this Agreement at the Company Stockholders’ Meeting, the Company Board Recommendation may be amended, withdrawn, changed conditioned or qualified in a manner adverse to Parent (it being understood and agreed that a “stop, look and listen” communication by the Company Board to the Company’s stockholders pursuant to Rule 14d-9(f) of the Exchange Act in connection with the making or amendment of a tender offer or exchange offer by any Person other than the Company or any of its Subsidiaries or any of their respective affiliates, shall not be deemed to constitute an amendment, withdrawal, modification, change, condition or qualification of the Company Board Recommendation for all purposes of this Agreement) if: (i) a Company Acquisition Proposal is made to the Company and is not withdrawn; (ii) the Company complies with Section 4.2; (iii) the Company provides Parent with at least five Business Days prior notice of any meeting of the Company’s Board at which such board of directors will consider and determine whether such Company Acquisition Proposal is a Company Superior Proposal; provided, that during such five Business Day period, the Company shall provide an opportunity for Parent to propose such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the Company Board Recommendation to the Company’s stockholders; provided, further, that any such proposed adjustment shall be at the discretion of Parent at the time; (iv) the Company’s Board determines in good faith (after consultation with its outside financial advisors and legal advisors and after consideration of any adjustments to the terms and conditions of this Agreement, if any, proposed by Parent pursuant to clause (iii) of this Section 5.2(c)) that such Company Acquisition Proposal constitutes a Company Superior Proposal; and (v) the Company’s Board determines in good faith (after consultation with its outside financial advisors and legal advisors) that, in light of such Company Superior Proposal, the failure by the Company’s Board to amend, withdraw, change, condition or qualify the Company Board Recommendation would result in a breach of its fiduciary obligations to the Company’s stockholders under Law. Unless and until this Agreement shall have been terminated in accordance with its terms, the Company shall comply with its obligations under Section 5.2 whether or not the Company Board amends, withdraws, changes, conditions or qualifies its recommendation regarding this Agreement or recommends any other Company Acquisition Proposal.

(d)          Notwithstanding anything in this Section 5.2 to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Company Board may, in response to a Company Superior Proposal that did not result from a breach of this Section 5.2, cause the Company to terminate this Agreement pursuant to Section 7.1(h) and concurrently with such termination enter into a definitive agreement providing for the transactions contemplated by such Company Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 7.1(h), and any purported termination pursuant to Section 7.1(h) shall be void and of no force or effect, unless the Company shall have complied with all of the provisions of this Section 5.2, including the notification provisions.

SECTION 5.3 Compliance with Law. The Company, Merger Sub and Parent will each comply in all material respects with all Law and with all applicable rules and regulations of any Governmental Entity in connection with its execution, delivery and performance of this Agreement and the Contemplated Transactions.

SECTION 5.4 Notification of Certain Matters.

(a)          The Company shall give prompt notice to Parent and Merger Sub of (a) the occurrence or non-occurrence of any fact, event or circumstance which occurrence or non-occurrence would be likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (b) any material breach by the Company or any officer, director, Employee or agent of the Company, of any covenant, condition or agreement to be complied with or satisfied by it hereunder and (c) the occurrence or non-occurrence of any fact, event or circumstance which constitutes a Company Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 5.4(a) shall not limit or otherwise affect the remedies available hereunder to Parent or Merger Sub.

(b)          Parent and Merger Sub shall give prompt notice to the Company of (a) the occurrence or non-occurrence of any fact, event or circumstance which occurrence or non-occurrence would be likely to cause any representation or warranty of Parent or Merger Sub contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (b) any material breach by Parent or Merger Sub or any officer, director, Employee or agent thereof, of any covenant, condition or agreement to be complied with or satisfied by it hereunder and (c) the occurrence or non-occurrence of any fact, event or circumstance which constitutes a Parent Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 5.4(b) shall not limit or otherwise affect the remedies available hereunder to the Company.

SECTION 5.5 Confidentiality; Access to Information.

(a)          The parties acknowledge that the Confidentiality Agreement will terminate upon the execution of this Agreement.

(b)          Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, agrees that it shall, and shall cause its respective affiliates and each of their respective officers, directors, employees, financial advisors, consultants and agents to, hold in strict confidence all Confidential Information obtained by them from the other party. The term “Confidential Information” includes all data and information a disclosing party provides to a receiving party, but does not include information which: (i) was or becomes generally available to the public other than as a result of a disclosure by the receiving party or its directors, officers, affiliates, associates, partners, employees, agents or advisors (collectively, “Representatives”); (ii) was or becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or its advisors, provided, that, to the receiving party’s knowledge, such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of secrecy to, the disclosing party with respect to such information; or (iii) was within the receiving party’s possession prior to its being furnished to the receiving party by or on behalf of the disclosing party, provided, that to the knowledge of the receiving party, the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of secrecy to, the disclosing party in respect thereof.

(c)          The receiving party hereby agrees that the Confidential Information will be kept confidential by the receiving party; provided, however, that any such Confidential Information may be disclosed by the receiving party to its Representatives who reasonably need to know such information (it being agreed that the receiving party’s Representatives shall be informed by the receiving party of the confidential nature of such information and that by receiving such information they are agreeing to be bound by this agreement). The receiving party agrees to be responsible for any breach of this agreement by any of its Representatives.

(d)          If a receiving party is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the receiving party will provide the disclosing party with prompt notice of such request and the documents and/or information requested thereby so that the disclosing party may seek an appropriate protective order and/or waive the receiving party’s compliance with the provisions of this Section 5.5. The receiving party further agrees that if in the absence of a protective order or the receipt of a waiver hereunder the receiving party is nonetheless, upon the advice of its counsel, compelled or otherwise required by Law to disclose Confidential Information, the receiving party may disclose without liability hereunder only that portion of the Confidential Information which its counsel advises in writing that the receiving party is compelled to disclose; provided, however, that the receiving party shall give the disclosing party written notice of the information to be so disclosed as far in advance of its disclosure as is practicable.

(e)          From the date hereof to the Effective Time, upon reasonable advance notice, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, afford the Representatives of Parent and Merger Sub reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and its Subsidiaries, to its directors, officers, Employees, representatives, agents, properties, offices and other facilities and to all information systems, contracts, books and records (including Tax Returns, audit work papers and insurance policies), and shall furnish Parent and Merger Sub with all financial, operating and other data and information Parent and Merger Sub through their Representatives may reasonably request. No information received pursuant to this Section 5.5 shall affect or be deemed to modify or update any of the representations and warranties of the Company and its Subsidiaries contained in this Agreement. Notwithstanding the foregoing provisions of this Section 5.5(e), the Company shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to Parent, Merger Sub or any of their respective representatives to the extent that such access or the furnishing of such information is prohibited by Law or by an existing contract. Prior to contacting any personnel of the Company or its Subsidiaries regarding or in connection with the transactions contemplated by this Agreement (other than officers of the Company and its Subsidiaries), Parent and/or Merger Sub shall make a good faith effort to give notice thereof to David J. McNally or Phillip L. McStotts or such other person as has been designated by one of them in writing.

SECTION 5.6 Public Announcements. Parent, Merger Sub and the Company shall consult with each other before issuing, and provide each other with the opportunity to review and comment upon, any press release or other public statements or announcements with respect to the Merger and shall not issue any such press release or make any such public statement without the other parties’ consent, except as may be required by Law. The party desiring to make a public statement or disclosure shall consult with the other parties and give them the opportunity to review and comment on the proposed disclosure. Nothing in this Section 5.6 shall prohibit subsequent disclosures that are consistent in all material respects with disclosures previously consented to pursuant to the first sentence of this Section 5.6.

SECTION 5.7 Approval and Consents; Cooperation.

(a)          Subject to Section 5.7(b), each of the Company, Parent and Merger Sub shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary or proper on their part under this Agreement and Law to consummate and make effective the Merger and the Contemplated Transactions as soon as practicable. Without limiting the foregoing, but subject to Section 5.7(b), the parties shall take all reasonable steps as may be necessary to (a) prepare and file as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, Permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or the Contemplated Transactions (including, but not limited to, those approvals, consents, orders, registrations, declarations and filings set forth in Section 3.5(b) of the Company Disclosure Schedule (collectively, the “Required Approvals”)) and (b)  obtain all such Required Approvals. Each of the Company, Parent and Merger Sub shall use its commercially reasonable efforts to resolve any objections to such Required Approvals, if any, as any Governmental Entity may threaten or assert with respect to this Agreement and the Contemplated Transactions in connection with the Required Approvals. The Company, Parent and Merger Sub each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, affiliates, directors, officers and stockholders and such other matters as may reasonably be necessary in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries to any third party and/or Governmental Entity in connection with the Merger and the Contemplated Transactions.

(b)          Notwithstanding anything to the contrary in this Agreement, Company, Parent and Merger Sub will use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Law to consummate the Contemplated Transactions in as expeditious manner as possible. In furtherance and not in limitation of the foregoing, each of Parent, Company and Merger Sub agrees (i) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Contemplated Transactions as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be required or requested pursuant to the HSR Act and (ii) to take all other actions reasonably necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (and to obtain the necessary approvals under any similar foreign Law, rules or regulations) as soon as practicable; provided, however, that, Parent and Merger Sub shall not be required to implement any required divestiture, hold separate or similar transaction with respect to any assets or agree to waive any substantial rights or to accept any substantial limitation on its operations or to dispose of any significant assets in connection with obtaining any such consent or authorization.

Subject to Law relating to the sharing of information, Company, Parent and Merger Sub shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Company, Parent or Merger Sub, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with any legal proceeding arising under the HSR Act related to the Merger and the Contemplated Transactions. In exercising the foregoing right, each of the Company, Parent and Merger Sub shall act reasonably and as promptly as practicable. None of the Company, Parent or Merger Sub shall agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry related to any legal proceeding arising under the HSR Act related to this Agreement or the Merger unless it consults with the other parties reasonably in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate.

SECTION 5.8 Continuation of Employee Benefits.

(a)          For a period beginning at the Effective Time and ending no earlier than December 31, 2007, Parent or its affiliates shall provide to Employees who continue employment with Parent or any of its affiliates (“Continuing Employees”) benefits that are not materially less favorable, in the aggregate, to the benefits provided to the Continuing Employees immediately prior to the Closing Date. Subject to Section 5.8(b), nothing contained herein shall preclude Parent, the Surviving Corporation or any of their Subsidiaries from terminating the employment of any individual or from amending or terminating any Employee Plan.

(b)          From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms all existing employment, severance, consulting and salary continuation agreements between the Company and any current or former officer, director, Employee or consultant of the Company or group of such officers, directors, Employees or consultants described on Section 5.8 of the Company Disclosure Schedule.

(c)          To the extent permitted under Law, each Continuing Employee shall be given credit for all service with the Company (or service credited by the Company) under all employee benefit plans, program policies and arrangements maintained by the Surviving Corporation in which they participate or in which they become participants for purposes of eligibility, vesting and benefit accrual, including for purposes of determining (i) short-term and long-term disability benefits, (ii) severance benefits, and (iii) vacation benefits; provided that credit need not be given for prior service for purposes of benefit accrual under any defined benefit pension plan or to the extent such credit would result in duplication of benefits.

(d)          To the extent of any changes in medical, dental or health plans covering Continuing Employees after the Effective Time, and to the extent permissible under such plans, Parent shall cause such plan to (i) waive any preexisting condition limitations to the extent such conditions were covered under the applicable medical, health or dental plans of the Company and (ii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such Employee on or after the Effective Time to the extent such Employee had satisfied any similar limitation or requirement under an analogous Company plan prior to the Effective Time.

SECTION 5.9 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NASDAQ Stock Market, Inc. and to terminate registration of the Company under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time of the Merger.

SECTION 5.10 Real Estate Matters.

(a)          The Company has previously delivered to Parent and Merger Sub an existing title commitment (the “Title Commitment”) for each parcel constituting or comprising the Owned Real Property, showing all matters affecting title to the Owned Real Property and binding the Title Insurer to issue at Closing an Owner’s Policy of Title Insurance on the standard form of policy prescribed for use in the State where the Owned Real Property is located, and (ii) legible copies of all instruments referenced in the Title Commitment.

(b)         The Company has previously delivered to Parent, a current survey of each Owned Real Property prepared by a professional engineer or surveyor licensed in the State where such Owned Real Property is located, bearing a certification acceptable to Parent, Merger Sub and the Title Insurer.

SECTION 5.11 Resignation of Directors and Officers. The Company shall obtain and deliver to Parent prior to the Closing Date (to be effective as of the Effective Time) the resignation of each officer and director of the Company and each of its Subsidiaries (in each case, in their capacities as officers and directors, and not as Employees) as Parent shall specify not less than two Business Days prior to the Closing Date.

SECTION 5.12 Director and Officer Indemnification and Insurance.

(a)          For a period of five (5) years after the Effective Time, to the extent permitted by Law, the Surviving Corporation agrees that it will indemnify and hold harmless each present director and officer of the Company or any of its Subsidiaries (in each case, for acts or failures to act in such capacity or in any other capacity at the request of the Company), determined as of the Effective Time (the “Indemnified Parties”), against any costs, or expenses (including reasonable attorneys’ fees, court costs, expert witness fees, travel costs, duplicating costs, etc.), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any threatened, pending, or completed claim, action, suit, proceeding or investigation, whether brought by or in the right of the Surviving Corporation or otherwise, whether incurred in connection with a settlement of such claims or otherwise, or whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by applicable Law. Notwithstanding anything to the contrary contained herein, the aggregate indemnification obligations of the Surviving Corporation to the Indemnified Parties under this Section 5.12(a) shall not exceed $24,000,000.

(b)          Any Indemnified Party wishing to claim indemnification under Section 5.12(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially and actually prejudices the indemnifying party, including any rights the indemnifying party may have under any insurance policy. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving

Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counselor or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation does not elect to assume such defense, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall be obligated to pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall be obligated pursuant to this Section 5.12(b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless, the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided, that the fewest number of counsel necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will use their reasonable efforts to cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (such consent not to be unreasonably withheld or delayed).

(c)          Prior to the Closing, the Company will obtain “tail” coverage to the existing policies of officers’ and directors’ liability insurance maintained by the Company as of the date of this Agreement (the “Existing Policy”), which “tail” coverage shall be for a period of no less than five (5) years after the Effective Time; provided, however, that in no event shall the aggregate premiums for such tail coverage over the life of its term exceed $600,000. Such tail coverage shall (i) insure the Company and the Indemnified Parties, (ii) contain retentions, deductibles and coverage exceptions comparable to those contained in the Existing Policy, (iii) provide for aggregate policy coverage limits of $24,000,000 (with no sub-limits), (iv) insure those matters existing or occurring from a date no later than December 5, 2002 through the Effective Time. The Company shall deliver a copy of the application for such tail coverage to Parent and Merger Sub promptly upon its submission to the insurers, together with a representation from each of the members of the Company Board that, to his knowledge, there are no claims threatened or pending that would be required to be disclosed on such application in order to obtain such tail coverage.

(d)           In connection with any indemnification by the Surviving Corporation to an Indemnified Party under Section 5.12 (a), to the extent permitted by Law, the Surviving Corporation shall advance expenses to such Indemnified Parties as incurred; provided, that, such Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that he is not entitled to indemnification under Section 5.12(a). Any such undertaking shall be unsecured. Any such undertaking shall accrue interest the lowest applicable federal rate; provided, however, that such accrued interest amount shall not be payable and shall only reduce the aggregate indemnification obligations of the Surviving Corporation to the Indemnified Parties under Section 5.12(a) . Additionally, the Surviving Corporation shall reimburse the Indemnified Party for any reasonable expenses that such person may incur as an expert witness on behalf of the Company, the Surviving Corporation or another Indemnified Party in any proceeding described in this Section 5.12.

(e)          If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent not assumed by operation of law, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.12 and all rights to indemnification and/or advancement of expenses contained in any agreement with any Indemnified Parties as in effect on the date hereof with respect to matters occurring on or prior to the Effective Time (including the transactions contemplated hereby). The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and the Surviving Corporation, and his or her or its heirs and representatives. If an Indemnified Party takes legal action against the Surviving Corporation for its failure to comply with its obligations under this Section 5.12 and prevails in such action, the Surviving Corporation shall pay such Indemnified Party for all expenses (as described above) that are reasonably incurred by him in connection with such legal action.

(f)          The obligations of the Surviving Corporation under this Section 5.12 shall not be terminated or modified by such parties in a manner so as to adversely affect any Indemnified Party to whom this Section 5.12 applies without the prior written consent of the affected Indemnified Party. The Surviving Corporation shall not enter into a settlement of a proceeding described in this Section 5.12 in which an Indemnified Party is jointly liable with the Surviving Corporation, without the prior written consent of such Indemnified Party, unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability on any claims that are the subject matter of such proceeding and (ii) does not include a statement as to, or an admission of fault or culpability by or on behalf of, such Indemnified Party.

(g)          All other rights to indemnification under the Certificate of Incorporation, By-Laws, the certificate of incorporation and by-laws of the Company’s Subsidiaries, or indemnification contracts or undertakings existing in favor of the Indemnified Parties shall terminate on and as of the Effective Time.

SECTION 5.13 Financing. Parent shall use its commercially reasonable efforts to maintain its ability to draw upon an amount equal to the Merger Consideration under the Definitive Financing Agreements. In the event the amount of financing availability under the Definitive Financing Agreements becomes less than the amount of the Merger Consideration, Parent shall promptly (but in no event later than two Business Days following such event) notify the Company in writing of such unavailability, and shall use its commercially reasonable efforts to obtain promptly replacement financing on substantially equivalent terms and conditions from alternative sources.

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CONDITIONS OF MERGER

SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the following conditions:

(a)          Stockholder Approval. This Agreement shall have been duly adopted, and the Merger shall have been duly approved, by the requisite vote of the Company’s stockholders at the Company Stockholders’ Meeting, as required by the DGCL, the Certificate of Incorporation and the By-Laws.

(b)          HSR Act. The waiting period (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c)          No Order. No Law shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Entity that in any of the foregoing cases which is then in effect and which has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger or the Contemplated Transactions.

SECTION 6.2 Additional Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions, unless waived by the Company:

(a)          Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects their agreements, covenants and obligations contained in this Agreement required to be performed on or prior to the Effective Time and the Company shall have received a certificate of an executive officer of Merger Sub and Parent to that effect in form and substance reasonably satisfactory to the Company and its counsel.

(b)          Representations and Warranties of Parent and Merger Sub. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a result in a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, for purposes of this Section 6.2(b), all materiality qualifications contained in such representations and warranties shall be disregarded). The Company shall have received a certificate of an executive officer of Merger Sub and Parent as to the satisfaction of this Section 6.2(b) in form and substance reasonably satisfactory to the Company and its counsel.

(c)          Suits, Actions and Proceedings. No temporary restraining order, preliminary or permanent injunction or other order, suit, action, proceeding, claim, inquiry or investigation by any Governmental Entity or any third party shall have been issued or be pending before any court of competent jurisdiction or any other Governmental Entity prohibiting or restraining, or seeking to prohibit or restrain, or seeking material damages in connection with, the Merger or the other Contemplated Transactions which would reasonably be expected to interfere with the consummation of the Merger.

(d)          Employment Agreements. The Surviving Corporation shall have entered into employment agreements with each of David J. McNally and Phillip L. McStotts in substantially the forms attached hereto as Exhibit D and Exhibit E, respectively.

SECTION 6.3 Additional Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, unless waived by Parent and Merger Sub:

(a)          Performance of Obligations of the Company and its Subsidiaries. The Company and its Subsidiaries shall have performed in all material respects their respective agreements, covenants and obligations contained in this Agreement required to be performed on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate of the President or Chief Executive Officer of the Company to that effect in form and substance reasonably satisfactory to Parent and Merger Sub and their counsel.

(b)          Representations and Warranties of the Company and its Subsidiaries. The representations and warranties of the Company contained in this Agreement (other than Sections 3.2 and 3.6) shall be true and correct in all material respects as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, for purposes of this Section 6.3(b), all “Company Material Adverse Effect” qualifications and all other materiality qualifications contained in such representations and warranties shall be disregarded) (it being further understood that the representations and warranties set forth in Sections 3.2 and 3.6 shall be true and correct in all respects as of the date of this Agreement and at and as of the Effective Time with the same force and effect as if made at and as of the Effective Time). Parent and Merger Sub shall have received a certificate of the President or Chief Executive Officer of the Company as to the satisfaction of this Section 6.3(b) in form and substance reasonably satisfactory to Parent and Merger Sub and their counsel.

(c)          Consents. The Company shall have obtained and provided to Parent and Merger Sub copies of evidence with respect to the consents of Governmental Entities and third parties listed on Section 6.3(c) of the Company Disclosure Schedule, the terms of which consents shall be reasonably satisfactory to Parent and Merger Sub.

(d)          Suits, Actions and Proceedings. No temporary restraining order, preliminary or permanent injunction or other order, suit, action, proceeding, claim, inquiry or investigation by any Governmental Entity or any third party shall have been issued or be pending before any court of competent jurisdiction or any other Governmental Entity prohibiting or restraining, or seeking to prohibit or restrain, or seeking material damages in connection with, the Merger or the other Contemplated Transactions which would reasonably be expected to interfere with the consummation of the Merger.

(e)          No Material Adverse Effect. Since the date of this Agreement, there shall have occurred no Company Material Adverse Effect.

(f)           Audited Financial Statements. The Company shall have completed and delivered to Parent audited consolidated financial statements for the year ended December 31, 2006 prepared in accordance with GAAP applied in a manner consistent with the preparation of the consolidated financial statements of the Company and its Subsidiaries contained in the Company SEC Reports (the “2006 Financial Statements”). In addition, the Company shall deliver to the Parent, in form and substance reasonably satisfactory to Parent and Merger Sub, (i) an unqualified opinion from the Company’s independent public accounting firm, Ernst & Young LLP, with respect to the 2006 Financial Statements, (ii) an attestation report from such accounting firm with respect to the Company’s internal control over financial reporting as contemplated by Section 308(b) of Regulation S-K promulgated under the Securities Act and (iii) management’s report on internal control over financial reporting as required by Section 404(a) of Sarbanes-Oxley.

(g)          Termination of Severance Agreements. The separate Executive Severance Package Agreements, each dated June 18, 2001, between David J. McNally and the Company and Phillip L. McStotts and the Company shall have been terminated in form and substance reasonably satisfactory to Parent and Merger Sub, and all payments due thereunder shall have paid.

(h)          Opinion of Counsel. Parent shall have received the opinion of Jones, Waldo, Holbrook & McDonough PC, counsel for the Company and its Subsidiaries, dated as of the Closing Date, in form and substance reasonably satisfactory to Parent and Merger Sub.

(i)              Employment Agreements. The Surviving Corporation shall have entered into employment agreements with each of David J. McNally and Phillip L. McStotts substantially in the forms attached hereto as Exhibit D and Exhibit E, respectively.

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TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Effective Time, whether before or after the Company Stockholder Approval (provided, that any action taken by a party pursuant to this Article VII shall be authorized by specific resolution of the board of directors of such entity):

(a)          by mutual written consent of the Boards of Directors of Parent, Merger Sub and the Company; or

(b)          by any party hereto, by giving written notice to the other party, if the Effective Time shall not have occurred on or before the date that is six months after the date of this Agreement (the “Termination Date”), provided, however, that the initial Termination Date may be extended by Parent or the Company by giving written notice to the other party at least three Business Days prior to the initial Termination Date for a period of 60 days if (i) the condition set forth in Section 6.1(a), 6.1(b) or Section 6.3(c) has not been satisfied on or prior to such Termination Date, and (ii) all other conditions to the consummation of the Merger are satisfied on or prior to the Termination Date or capable of then being satisfied at the Closing (other than the condition in Section 6.1(a), 6.1(b) or Section 6.3(c), as applicable); provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to such date has been the cause of, or resulted in, the failure of the Merger to have become effective on or before such date; or

(c)          by any party hereto, if a statute, rule, regulation or executive order shall have been enacted, entered or promulgated, or if a Governmental Entity shall have issued an order, decree, ruling or injunction, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or injunction shall have become final and non-appealable and the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used all commercially reasonable efforts to remove such injunction, order, decree or ruling; provided, however, that the right to terminate under this Section 7.1(c) shall not be available to any party whose material breach of this Agreement has been the direct and principal cause of such action; or

(d)          by the Company, if either Parent or Merger Sub shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) is not reasonably capable of being cured by the initial Termination Date (or, if extended pursuant to Section 7.1(b), such extended Termination Date); provided, that the Company may not terminate this Agreement pursuant to this Section 7.1(d) if such breach or failure to perform by Parent or Merger Sub is attributable to a material breach by the Company of any of its representations, warranties, covenants or other agreements contained in this Agreement so as to cause any of the conditions set forth in Section 6.1 or 6.3 not to be satisfied; and provided, further, that the Company shall have given Parent and Merger Sub written notice, delivered at least 20 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d) and the basis for such termination; or

(e)          by Parent and Merger Sub, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) is not reasonably capable of being cured by the Termination Date (or, if extended pursuant to Section 7.1(b), such extended Termination Date); provided, that Parent and Merger Sub may not terminate this Agreement pursuant to this Section 7.1(e) if such breach or failure to perform by the Company is attributable to a material breach by Parent or Merger Sub of any of their respective representations, warranties, covenants or other agreements contained in this Agreement so as to cause any of the conditions set forth in Section 6.1 or 6.2 not to be satisfied; and provided, further, that Parent and Merger Sub shall have given the Company written notice, delivered at least 20 days prior to such termination, stating Parent and Merger Sub’s intention to terminate the Agreement pursuant to this Section 7.1(e) and the basis for such termination; or

(f)           by Parent and Merger Sub or the Company by giving written notice to the other parties, if, at the Company Stockholders’ Meeting (including any adjournment, continuation or postponement thereof), the Company Stockholder Approval shall not be obtained; except that the right to terminate this Agreement under this Section 7.1(f) shall not be available to the Company where the failure to obtain the Company Stockholder Approval is attributable to the action or failure to act of the Company; or

(g)          by Parent and Merger Sub by giving written notice to the Company, if the Company Board shall have withdrawn or modified its approval or recommendation of the Merger or this Agreement, approved or recommended to the Company’s stockholders a Company Superior Proposal (in compliance with Section 5.2(c)) or resolved to do any of the foregoing; or

(h)          by the Company by giving written notice to Parent and Merger Sub, if the Company Board concludes in good faith (after taking into account the advice of its legal and financial advisors) that a Company Acquisition Proposal constitutes a Company Superior Proposal; or

(i)           by Parent and Merger Sub (at any time prior to the Company Stockholder Approval) by giving written notice to the Company if a Company Triggering Event shall have occurred; or

(j)           by Parent and Merger Sub by giving written notice to the if, since the date of this Agreement, there shall have occurred any Company Material Adverse Effect.

SECTION 7.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the provisions of Section 5.5, Section 5.6, Section 7.3, and Sections 8.2 through 8.15), without any liability on the part of any party or its directors, officers or stockholders except as set forth in Section 7.3.

SECTION 7.3 Termination Fee Payable in Certain Circumstances.

(a)          In the event that (i) Parent and Merger Sub terminate this Agreement pursuant to Sections 7.1(b), 7.1(e), 7.1(f) or 7.1(j), then the Company shall pay Parent a fee, in immediately available funds, in the amount of Parent’s and Merger Sub’s Expenses, payable within five Business Days of Parent’s delivery to the Company of receipts detailing such Expenses; provided, however, that the Company shall be obligated to pay such Expenses to Parent upon a termination pursuant to Section 7.1(j) only if the applicable Company Material Adverse Effect was directly and principally caused by the Company’s material breach of this Agreement.

(b)          In the event that (i) the Company terminates this Agreement pursuant to Section 7.1(h), or (ii) Parent and Merger Sub terminate this Agreement pursuant to Sections 7.1(g) or 7.1(i), then the Company shall pay Parent a fee, in immediately available funds, in the amount of $2,750,000 (the “Company Termination Fee”), payable within 10 Business Days of such termination.

(c)          In the event that (i) Parent and Merger Sub terminate this Agreement pursuant to Section 7.1(b) and any Person (other than Parent or any of its affiliates) shall have made a Company Acquisition Proposal (with all percentages included in the definition of Company Acquisition Proposal in such event increased from 20% to 35%, and provided that at the time of such termination by Parent or Merger Sub (x) the conditions in Section 6.1(b) and (c) shall have been satisfied and (y) the principal reason that the Effective Time has not occurred on or before the Termination Date was not the failure to satisfy the condition in Section 6.1(a)), and (ii) within nine months after such termination of this Agreement, the Company or any of its Subsidiaries enters into any definitive agreement providing for a Company Acquisition Proposal, or a Company Acquisition Proposal is consummated, then the Company shall pay Parent a fee, in immediately available funds, in the amount of the Company Termination Fee, payable upon the first to occur of the events described in clause (ii) of this sentence; provided, that if a Company Termination Fee shall have already have been paid pursuant to Section 7.3(b), the provisions of this Section 7.3(c) shall be inapplicable and no Company Termination Fee shall be due under this Section 7.3(c).

(d)          In the event the Company terminates this Agreement pursuant to Section 7.1(d), then Parent shall pay the Company a fee, in immediately available funds, in the amount of the Company’s Expenses, payable within five Business Days of the Company’s delivery to Parent of receipts detailing such Expenses.

(e)          If any party fails to pay when due any amount payable under this Section 7.3, then (i) the non-paying party shall reimburse the other party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and enforcement by such party of its rights under this Section 7.3, and (ii) the non-paying party shall pay the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to 3% over the “prime rate” (as published in the Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.

(f)           Subject to Section 7.3(g) below, Parent and Merger Sub’s right to terminate this Agreement and receive, as applicable, the payment of fees pursuant to this Section 7.3 shall be the sole and exclusive remedy of Parent and Merger Sub for monetary damages against the Company and its Subsidiaries and any of their respective Representatives or affiliates. Upon the payment, as applicable, of fees pursuant to this Section 7.3, none of the Company and its Subsidiaries or any of their respective Representatives or affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement. Subject to Section 7.3(g) below, the Company’s rights to terminate this Agreement and receive, as applicable, the payment of fees pursuant to this Section 7.3 shall be the sole and exclusive remedy of the Company and its Subsidiaries for monetary damages against Parent, Merger Sub and any of their respective Representatives or affiliates. Upon the payment, as applicable, of fees pursuant to this Section 7.3, none of Parent, Merger Sub or any of their respective Representatives or affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

(g)          Notwithstanding anything to the contrary contained in this Agreement, in the event that a party to this Agreement commits fraud or intentional breach of this Agreement, the other party shall have the right to pursue all rights and remedies to the extent available under this Agreement, at law or in equity.

•

GENERAL PROVISIONS

SECTION 8.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I, Section 5.8 and Section 5.12 shall survive the Effective Time indefinitely and those set forth in Sections 5.5(b), 7.2, 7.3 and Article VIII shall survive termination indefinitely.

SECTION 8.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (ii) as of the date sent by facsimile with confirmation of transmission by the transmitting equipment, and (iii) on the third Business Day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a)	if to Parent or Merger Sub, a single notice addressed to:

Moog Inc.

Seneca & Jamison Road

East Aurora, New York 14052

Attention:	President
Telephone:	(716) 652-2000
Facsimile:	(716) 687-5465

With a copy, which shall not serve as a notice, to:

Hodgson Russ LLP

One M&T Plaza, Suite 2000

Buffalo, New York 14203

Attention:	Robert J. Olivieri, Esq.
Telephone:	(716) 856-4000
Facsimile:	(716) 849-0349

(b)	if to the Company, to:

ZEVEX International, Inc.

4314 ZEVEX Park Lane

Salt Lake City, Utah 84123

Attention:	President
Telephone:	(801) 264 -1001
Facsimile:	(801) 264 -1051

With a copy, which shall not serve as a notice, to:

Jones, Waldo, Holbrook & McDonough

170 South Main St., Suite 1500

Salt Lake City, Utah 84101

Attention:	Ronald S. Poelman, Esq.
Telephone:	(801) 521-3200
Facsimile:	(801) 328-0537

SECTION 8.3 Expenses. Except as otherwise provided in Section 7.3, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses; provided, that any fees payable in connection with filings pursuant to the HSR Act shall be paid one-half by the Company and one-half by Parent.

SECTION 8.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

SECTION 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Company Disclosure Schedule constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided in Section 5.8 hereof, is not intended to confer upon any other Person any rights or remedies hereunder.

SECTION 8.7 Assignment. This Agreement shall not be assigned by operation of law or otherwise.

SECTION 8.8 Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE (WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES). EACH PARTY HEREBY AGREES AND CONSENTS TO BE SUBJECT TO THE JURISDICTION OF FEDERAL AND STATE COURTS LOCATED IN DELAWARE, AND ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY. THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM THAT (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS; (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (C) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

SECTION 8.9 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before the Effective Time; provided, however, that, (i) any such amendment shall be set forth in an instrument in writing signed by a duly authorized officer of each of the parties hereto and (ii) after approval of the Merger by the stockholders of the Company, no such amendment may be made that would violate the provisions of section 251(d) of the DGCL.

SECTION 8.10 Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by a duly authorized officer of such party. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

SECTION 8.11 Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile or portable document format (pdf)), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

SECTION 8.12 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS

AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

SECTION 8.13 Interpretation.

(a)          The parties acknowledge and agree that they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement. In the event that an alternative dispute resolution procedure is provided for in any other agreement contemplated hereby, and there is a dispute with respect to the construction or interpretation of such agreement, the dispute resolution procedure provided for in such agreement shall be the procedure that shall apply with respect to the resolution of such dispute.

(b)          The table of contents is for convenience of reference only, does not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to an Article, Section , Exhibit or Schedule, such reference shall be to an Article, Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the singular is used herein, the same shall include the plural, where appropriate, and whenever the plural is used herein, the same shall include the singular, where appropriate.

(c)          No provision of this Agreement will be interpreted in favor of, or against, either party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

SECTION 8.14 Disclosure Generally. The Company Disclosure Schedule is incorporated by reference into, and made a part of, this Agreement. The Company Disclosure Schedule shall be arranged in separate sections corresponding to the numbered and lettered Sections contained in this Agreement. The information disclosed in any numbered or lettered section of the Company Disclosure Schedule shall be deemed to relate to and to qualify the particular representation or warranty set forth in the corresponding numbered or lettered section in this Agreement, as well as each other section of the Company Disclosure Schedule to which the matter relates, so long as the applicability of such matter would be manifestly evident on the face of such disclosure, without reference to attachments or underlying documentation.

SECTION 8.15 Specific Performance. Each party acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other parties hereto irreparable harm. Accordingly, each party hereto agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by the such party, the other parties hereto shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance.

[ signature page follows ]

IN WITNESS WHEREOF, each of the Company, Merger Sub and Parent has caused this Agreement to be duly executed and delivered by its respective duly authorized officer, all as of the date first above written.

ZEVEX INTERNATIONAL, INC.

By:
Name:
Title:

MOOG INC.

By:
Name:
Title:

PUMPCO ACQUISITION CORP.

By:
Name:
Title:

ANNEX A

DEFINED TERMS

“1993 Stock Option Plan” has the meaning set forth in Section 3.2(a).

“1999 Stock Option Plan” has the meaning set forth in Section 3.2(a).

“2006 Equity Plan” has the meaning set forth in Section 3.2(a).

“2006 Financial Statements” has the meaning set forth in Section 6.3(g).

“affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

“Affiliate Transaction” has the meaning set forth in Section 3.19.

“Agreement” has the meaning set forth in the Preamble hereto.

“Ancillary Agreements” has the meaning set forth in Section 2.2.

“Business Day” means any day, other than a Saturday, Sunday or a day on which banks are permitted or required by Law to be closed in the State of New York.

“By-Laws” means the By-Laws of the Company, as may be amended or restated from time to time.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, as may be amended or restated from time to time.

“Certificate of Merger” has the meaning set forth in Section 1.2.

“Certificates” has the meaning set forth in Section 1.7(b).

“Certifications” has the meaning set forth in Section 3.6(a).

“Cleanup” means all actions required to: (i) clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

“Closing” has the meaning set forth in Section 1.11.

“Closing Date” has the meaning set forth in Section 1.11.

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“Code” has the meaning set forth in Section 1.7(g).

“Company” has the meaning set forth in the Preamble hereto.

“Company Acquisition” means, in each case other than the Merger or as otherwise specifically contemplated by this Agreement, (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions involving the Company or any of its Subsidiaries as a result of which any Person would acquire the securities or assets described in either of clauses (ii) or (iii) below ; (ii) any direct or indirect purchase or sale, lease, exchange, transfer or other disposition of the consolidated assets (including stock of the Company’s Subsidiaries) of the Company and its Subsidiaries, taken as a whole, constituting 20% or more of the total consolidated assets of the Company and its Subsidiaries, taken as a whole, or accounting for 20% or more of the total consolidated revenues of the Company and its Subsidiaries, taken as a whole, in any one transaction or in a series of transactions; or (iii) any direct or indirect purchase or sale of or tender offer, exchange offer or any similar transaction or series of related transactions engaged in by any Person involving 20% or more of the outstanding shares of Company Common Stock; provided, that for purposes of Section 7.3(c), a Company Acquisition shall not include an underwritten offering of Company Stock registered under the Securities Act.

“Company Acquisition Proposal” means an unsolicited, bona fide written proposal regarding a Company Acquisition.

“Company Board” means the Board of Directors of the Company, as the same shall be constituted from time to time.

“Company Board Recommendation” has the meaning set forth in Section 5.2(b).

“Company Common Stock” has the meaning set forth in Section 1.6.

“Company Disclosure Schedule” has the meaning set forth in Article III.

“Company Material Adverse Effect” has the meaning set forth in Section 3.1.

“Company Material Contracts” has the meaning set forth in Section 3.16(a).

“Company SEC Reports” has the meaning set forth in Section 3.6(a).

“Company Stockholder Approval” has the meaning set forth in Section 3.25.

“Company Stockholders’ Meeting” has the meaning set forth in Section 3.22.

“Company Superior Proposal” means a Company Acquisition Proposal which, (a) is reasonably capable of being consummated, and (b) if consummated, is on terms which the Company Board concludes in good faith (after taking into account the advice of legal and financial advisors) is more favorable to the Company’s stockholders from a financial point of view than the Merger; provided, that if financing is required to consummate the transaction contemplated by such Company Acquisition Proposal, for such Company Acquisition Proposal to constitute a

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Company Superior Proposal, such financing shall be on a committed basis and the terms and conditions of which shall be reasonably achievable by the party making the Company Acquisition Proposal.

“Company Termination Fee” has the meaning set forth in Section 7.3(b).

“Company Triggering Event” means (a) a tender offer or exchange offer relating to the equity securities of the Company shall have been commenced by a Person unaffiliated with Parent and Merger Sub and the Company shall not have sent to its securityholders, within 10 Business Days after the commencement of such tender offer or exchange offer, a statement disclosing that the Company Board recommends rejection of such tender offer or exchange offer; (b) a Company Acquisition Proposal is publicly announced, and the Company fails to issue a press release announcing its opposition to such Company Acquisition Proposal within 10 Business Days after such Company Acquisition Proposal is announced; or (c) the Company Board fails to reaffirm, unanimously and without qualification, the Company Board Recommendation, or fails to publicly state, unanimously and without qualification, that the Merger is in the best interest of the Company’s stockholders, within five Business Days after Parent requests in writing that such action be taken.

“Confidential Information” has the meaning set forth in Section 5.5(b).

“Confidentiality Agreement” means the Proprietary Information Agreement, dated on or about June 1, 2006, by and between the Company and Parent.

“Contemplated Transactions” has the meaning set forth in Section 2.2.

“Continuing Employees” has the meaning set forth in Section 5.8(a).

“control”, “controlled by” or “under common control with” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract, credit arrangement or otherwise.

“Costs” has the meaning set forth in Section 5.12(a).

“Credit Agreement” means the Revolving Line of Credit Agreement, dated September 29, 1997, between Bank One and ZEVEX International, Inc., as amended.

“Merger Sub” has the meaning set forth in the Preamble hereto.

“Definitive Financing Agreements” means the Second Amended and Restated Loan Agreement dated as of October 25, 2006 among Moog Inc., the Lenders party thereto, HSBC Bank USA, National Association, as Administrative Agent, Swingline Lender and Arranger, Manufacturers and Traders Trust Company, as Syndication Agent, Bank of America, as Co-Documentation Agent and JPMorgan Chase Bank, N.A., as Co-Documentation Agent, and related agreements.

“DGCL” has the meaning set forth in Section 1.1.

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“Dissenting Shares” has the meaning set forth in Section 1.9.

“EDGAR” has the meaning set forth in Section 3.6(a).

“Effective Time” has the meaning set forth in Section 1.2.

“Employee Plans” has the meaning set forth in Section 3.10(a).

“Employees” mean all individuals employed by the Company or its Subsidiaries.

“Enforceability Limitations” has the meaning set forth in Section 2.2.

“Environmental Claim” means any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or Release, of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” mean all Law relating to pollution or protection of the environment, including without limitation, Law relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all Law with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“ERISA” has the meaning set forth in Section 3.10(a).

“ERISA Affiliate” has the meaning set forth in Section 3.10(a).

“Exchange Act” has the meaning set forth in Section 2.3(b).

“Exchange Agent” has the meaning set forth in Section 1.7(a).

“Exchange Fund” has the meaning set forth in Section 1.7(a).

“Existing Policy” has the meaning set forth in Section 5.12(c).

“Expenses” mean all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to the consummation of the transactions contemplated hereby.

“Filed Company SEC Reports” has the meaning set forth in Section 3.6(a).

Annex-4

“GAAP” means United States generally accepted principles and practices, including SEC Regulation S-X and SEC Staff Accounting Bulletins, as in effect from time to time and applied consistently throughout the periods involved.

“Governmental Entity” has the meaning set forth in Section 2.3(b).

“Hazardous Materials” mean all substances, wastes, pollutants, contaminants, chemicals, or other materials regulated by any Environmental Laws.

“HSR Act” has the meaning set forth in Section 2.3(b).

“Indemnified Parties” has the meaning set forth in Section 5.12(a).

“Intellectual Property Rights” means all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, trade names, Internet domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights of publicity, (v) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (vi) trade secrets and all confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vii) all rights in the foregoing and in other similar intangible assets, (viii) all applications and registrations for the foregoing and (ix) all rights and remedies against infringement, misappropriation, or other violation thereof with respect to the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 3.6(d).

“Inventory” means all raw material, work-in-process and finished goods inventory of the Company and its Subsidiaries.

“knowledge of the Company” or “the Company’s knowledge” means the actual knowledge, after reasonable investigation, of David J. McNally, Phillip L. McStotts, Andrea Kendall, Philip Eggers, Timothy Govin and Michael Henderson and including matters that such individuals would reasonably be expected to know, given their positions.

“Laws” mean any applicable federal, state, county, municipal, local or foreign statute, constitution, principle of common law, resolution ordinance, code, rule, regulation, permit, consent, waiver, notice, approval, registration, license, judgment, order, decree, injunction or other authorization issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity or under the authority of the NASDAQ Stock Market, Inc.

“Leased Real Property” means the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company or any of its Subsidiaries under the Real Property Leases.

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“Lien” has the meaning set forth in Section 2.3(a).

“Major Stockholders” mean David J. McNally and Phillip L. McStotts.

“Merger” has the meaning set forth in the Recitals hereto.

“Merger Consideration” has the meaning set forth in Section 1.6(a).

“Merger Sub” has the meaning set forth in the Preamble hereto.

“Off-Balance Sheet Arrangements” has the meaning set forth in Section 3.6(d).

“Options” has the meaning set forth in Section 1.8(a).

“Ordinary Course of Business” means, with respect to the Company and/or its Subsidiaries, the ordinary course of its or their business, as applicable, consistent with past custom and practice.

“Owned Real Property” has the meaning set forth in Section 3.14(b)(i).

“Parent” has the meaning set forth in the Preamble hereto.

"Parent Material Adverse Effect" means any result, occurrence, condition, fact, change, violation, event or effect of any of the foregoing that, individually or in the aggregate with any such other results, occurrences, conditions, facts, changes, violations, events or effects, prevents or materially impairs the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms hereof other than: (i) any adverse change, effect, event, occurrence, state of fact or development resulting from any change in Law after the date hereof; (ii) the taking of any action by Parent and/or Merger Sub that is required by this Agreement; or (iii) the failure of Parent and/or Merger Sub to take any action prohibited by this Agreement..

“Permits” has the meaning set forth in Section 3.11.

“Permitted Liens” mean: (i) liens for current Taxes that are not yet due or delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in the Company SEC Reports; (ii) statutory liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s or repairmen’s liens arising in the Ordinary Course of Business with respect to amounts not yet overdue or are being contested in good faith by appropriate proceedings and for which adequate reserves have been taken on the financial statements contained in the Company SEC Reports; (iii) with respect to the Owned Real Property, minor title defects or irregularities that do not, individually or in the aggregate, materially impair the value or use of such property, the consummation of this Agreement or the operations of the Company and its Subsidiaries; and (iv) as to any Leased Real Property, any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder, which does not materially impair the value or use of such Leased Real Property; and (v) purchase money liens and liens securing rental payments under capital lease arrangements.

Annex-6

“Person” means any individual, partnership, association, joint venture, corporation, business, trust, joint stock company, limited liability company, special purpose vehicle, any unincorporated organization, any other entity, a “group” of such persons, as that term is defined in Rule 13d-5(b) under the Exchange Act, or a Governmental Entity.

“Proceedings” has the meaning set forth in Section 2.6.

“Proxy Statement” has the meaning set forth in Section 5.1(a).

“Real Property Leases” mean the real property leases, subleases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries is a party.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representatives” has the meaning set forth in Section 5.5(b).

“Required Approvals” has the meaning set forth in Section 5.7(a).

“Restricted Stock Units” has the meaning set forth in Section 1.8(a).

“Sarbanes-Oxley” has the meaning set forth in Section 3.6(a).

“SEC” means the United States Securities and Exchange Commission or any other Governmental Entity administering the Securities Act and the Exchange Act.

“Securities Act” has the meaning set forth in Section 3.2(a).

“Stock Plans” has the meaning set forth in Section 1.8

“Subsidiary” means, with respect to any Person, (a) any corporation with respect to which such Person, directly or indirectly, through one or more Subsidiaries, (i) owns more than 50% of the outstanding shares of capital stock having generally the right to vote in the election of directors or (ii) has the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors of such corporation, (b) any partnership with respect to which (i) such Person or a Subsidiary of such Person is a general partner, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the directors or other Person or body responsible for the governance or management thereof, (c) any limited liability company with respect to which (i) such Person or a Subsidiary of such Person is the sole manager or managing member, (ii) such Person and its Subsidiaries together own more than 50% of the interests therein or (iii) such Person and its Subsidiaries have the right to appoint or elect or direct the appointment or election of a majority of the managers or other Person or body responsible for the governance or management thereof or (d) any other entity in

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which such Person has, and/or one or more of its Subsidiaries have, directly or indirectly, (i) more than a 50% ownership interest or (ii) the power to appoint or elect or direct the appointment or election of a majority of the directors or other person or body responsible for the governance or management thereof.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Statute” has the meaning set forth in Section 3.24.

“Tax Return” means any return, report, information return or other document (including any related or supporting information and, where applicable, profit and loss accounts and balance sheets) with respect to Taxes.

“Taxes” mean (i) all taxes, charges, fees, levies or other assessments imposed by any United States Federal, state, or local taxing authority or by any non-U.S. taxing authority, including but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments) franchise, estimated, severance, stamp, and other taxes; and (ii) all interest, fines, penalties or additions attributable to or in respect of any items described in clause (i).

“Termination Date” has the meaning set forth in Section 7.1(b).

“Title Commitment” has the meaning set forth in Section 5.10(a).

“Title Insurer” means the issuer of the Title Commitment.

“Treasury Regulations” mean the regulations, including temporary regulations, promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding regulations).

“Voting Agreement” has the meaning set forth in the Recitals hereto.

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EXHIBIT A

VOTING AGREEMENT

THIS VOTING AGREEMENT, dated as of __________, 2007 (this “Agreement”), is made by and between MOOG INC., a New York corporation (“Moog”), and ______________________ (“Stockholder”). Capitalized terms used and not otherwise defined herein have the respective meanings assigned to them in the Merger Agreement (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, as of the date hereof, Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with the right to vote or direct the vote of the number of common shares without par value (the “Company Common Shares”) of ZEVEX International, Inc., a Delaware corporation (the “Company”), as set forth opposite Stockholder’s name on the signature page hereof (such shares, together with any Company Common Shares acquired by Stockholder prior to the termination of this Agreement, are collectively referred to herein as the “Shares”);

WHEREAS, concurrently with the execution of this Agreement, Moog, Pumpco Acquisition Corp., a Delaware corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”); and

WHEREAS, as a condition to the willingness of the Company, Moog and Merger Sub to enter into the Merger Agreement, Moog has requested Stockholder to agree, and in order to induce Moog to enter into the Merger Agreement, Stockholder is willing to agree, to vote in favor of adopting the Merger Agreement and approving the Merger and the other transactions contemplated by the Merger Agreement, and to grant to Moog an irrevocable proxy to vote the Shares upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

Section 1.	Voting of Shares.

(a)          Until the Expiration Date (as hereinafter defined), Stockholder hereby agrees that, at the Company Stockholders’ Meeting, any other meeting of the stockholders of the Company (however called) and by written consent of the stockholders of the Company in lieu of any such meeting, Stockholder will (i) appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum, and (ii) vote or direct the vote of all of the Shares (A) in favor of the adoption of the Merger Agreement, and (B) against (1) any Company Acquisition Proposal, (2) any action or agreement submitted for the approval of the stockholders of the Company that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would reasonably be expected to result in any of the conditions to the Merger Agreement not being fulfilled, (3) any change in the present capitalization of the Company submitted for approval of the stockholders of the Company, (4) any amendment to the Certificate of Incorporation or By-Laws submitted for approval of the stockholders of the Company, or (5) any other action submitted for approval of the stockholders of the Company which in the case of each of the matters referred to in this clause (B) could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated in a timely manner; and (C) in favor of any other matter necessary for consummation or in furtherance of the transactions contemplated by the Merger Agreement which is considered at any such meeting of the Company’s stockholders or in such written consent in lieu thereof. In connection therewith, Stockholder shall execute any documents which are necessary or appropriate in order to effectuate the foregoing. In addition, Stockholder agrees that it will, upon request by Moog, furnish written confirmation, in form and substance reasonably acceptable to Moog, of Stockholder’s vote in favor of the Merger Agreement.

(b)          Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Moog a proxy, which shall be deemed to be coupled with an interest, in the form attached as Exhibit “A” (the “Proxy”), which shall be irrevocable to the extent permitted by Law, covering the total number of Shares.

(c)          Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict Stockholder, or any affiliate thereof, from acting in his capacity as director or officer of the Company, to the extent applicable, it being understood that this Agreement shall apply to Stockholder solely in his capacity as a stockholder of the Company and no actions taken by Stockholder in his capacity as an officer or director of the Company will constitute a breach hereof.

Section 2.           No Transfer of Shares. Other than as permitted under Section 3 of this Agreement, Stockholder shall not, prior to the Expiration Date, directly or indirectly, (a) sell, assign, transfer (including by operation of law), tender, pledge or otherwise dispose of or encumber any of the Shares, (b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, transfer (including by operation of law) or other disposition of any Shares. Stockholder has no present intention of taking any of the foregoing actions prior to the Expiration Date.

Section 3.           Purchase of Shares; Exercise of Options. Stockholder agrees that he shall not directly or indirectly acquire additional Shares. Notwithstanding the foregoing, Stockholder may exercise Options and in connection with such exercise may sell, assign, transfer, pledge or otherwise encumber the Company Common Stock so purchased in an amount necessary to pay the exercise price of and any applicable taxes arising out of such exercise, all in compliance with the terms of the applicable Stock Plan under which such Options were granted; provided, however, that such Company Common Stock that Stockholder acquires and retains as a result of such exercise will be treated as Shares for the purpose of this Agreement and the Proxy.

Section 4.           Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to Moog with respect to itself and its ownership of its Shares as follows:

(a)         Stockholder has full legal capacity to execute and deliver this Agreement and the Proxy and to consummate the transactions contemplated hereby.

(b)         Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of the Shares and will continue to be the beneficial owner of the Shares until the Expiration Date, and during such period the Shares will be free and clear of any liens, claims, options, charges or other encumbrances.

(c)         This Agreement has been duly executed and delivered by such Stockholder.

(d)          This Agreement constitutes the valid and binding agreement of such Stockholder, enforceable against Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally, by general equity principles, (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e)          The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, (i) conflict with or violate any law applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is bound or affected; or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any assets of Stockholder, including, without limitation, Stockholder’s Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of Stockholder’s assets is bound or affected.

(f)           Until the Expiration Date, Stockholder, solely in his capacity as such and not in his capacity as an officer or director of the Company, shall not (and will use Stockholder’s reasonable best efforts to cause the Company, its directors, officers or Employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it not to), directly or indirectly through another Person, (i) solicit, initiate or encourage any Company Acquisition Proposal, (ii) provide any information or data to any Person relating to or in connection with or in response to a Company Acquisition Proposal or an inquiry or indication of interest that could lead to a Company Acquisition Proposal, engage in any discussions or negotiations concerning a Company Acquisition Proposal, or otherwise take any action to facilitate any effort or attempt to make or implement a Company Acquisition Proposal,

(iii) approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, any Company Acquisition Proposal, or (iv) approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Company Acquisition Proposal. In the event that Stockholder receives, solely in his capacity as a stockholder of the Company and not in his capacity as an officer or director of the Company, from any third party any offer or indication of interest (whether made in writing or otherwise) regarding any of the transactions referred to in the foregoing sentence, or any request for information about the Company with respect to any of the foregoing, Stockholder shall immediately advise Moog in writing of any request for information or of any Company Acquisition Proposal and the material terms and conditions of such request or Company Acquisition Proposal, including the name of any Person making a Company Acquisition Proposal. Stockholder shall promptly (and in no event later than 24 hours after receipt of any Company Acquisition Proposal, any inquiry or indication of interest that could lead to a Company Acquisition Proposal or any request for information) advise Moog in writing of any Company Acquisition Proposal, any inquiry or indication of interest that could lead to a Company Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries (including the identity of the Person making or submitting such Company Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person during the period prior to Expiration Date to Stockholder, solely in his capacity as a stockholder of the Company and not in his capacity as an officer or director of the Company.

(g)          Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger.

(h)          Stockholder agrees to execute and deliver any additional documents necessary, in the reasonable opinion of Moog, to carry out the purpose and intent of this Agreement.

(i)           Stockholder understands and acknowledges that Moog is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by Stockholder.

Section 5.           Representations and Warranties of Moog. Moog hereby represents and warrants to Stockholder as follows:

(a)         Moog is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation. Moog has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Moog have been duly authorized by all necessary action on the part of Moog.

(b)         (i) No filing with any Governmental Entity and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by Moog and the consummation by Moog of the transactions contemplated hereby, except for the filing with the SEC of any reports or schedules pursuant to the Exchange Act as may be required, and (ii) none of the execution and delivery of this Agreement by Moog, or the consummation by Moog of the transactions contemplated hereby shall (A) conflict with or result in any breach of the organizational documents of Moog, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Moog is a party or by which Moog or any of its assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as could not reasonably be expected to impair Moog’s ability to perform its obligations under this Agreement.

Section 6.           Additional Documents. Stockholder and Moog hereby covenant and agree to execute and deliver any additional documents reasonably necessary or desirable to carry out the purpose and intent of this Agreement.

Section 7.           Termination. This Agreement and the Proxy delivered in connection herewith shall terminate upon the earliest to occur of (i) the Effective Time; (ii) the date of the termination of the Merger Agreement or (iii) the mutual consent of the parties hereto (the “Expiration Date”); provided, however, that no such termination shall relieve any party of liability for a breach hereof prior to the Expiration Date.

Section 8.           Expenses. Each party hereto shall be responsible for its own fees and expenses (including, without limitation, the fees and expenses of financial consultants, investment bankers, accountants and counsel) in connection with the entering into of this Agreement.

Section 9.	Miscellaneous.

(a)         This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any other person any rights or remedies hereunder. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by a duly authorized officer of each of the parties hereto.

(b)         Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law (including by merger or consolidation) or otherwise without the prior written consent of the other parties hereto; provided, however, that Moog may assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Moog. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assigns.

(c)         The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power, or remedy or to demand such compliance. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things necessary to effectuate this Agreement.

(d)         All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (ii) as of the date sent by facsimile with confirmation of transmission by the transmitting equipment, and (iii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

if to Stockholder, to:
_____________________

c/o ZEVEX International, Inc.

4314 ZEVEX Park Lane

Salt Lake City, Utah 84123

Attention:	President
Telephone:	(801) 264 -1001
Facsimile:	(801) 264 -1051

With a copy, which shall not serve as a notice, to:

Jones, Waldo, Holbrook & McDonough PC

170 South Main St., Suite 1500

Salt Lake City, Utah 84101

Attention:	Ronald S. Poelman, Esq.
Telephone:	(801) 521 -3200
Facsimile:	(801) 328 -0537

if to Moog, to:

Moog Inc.

Seneca & Jamison Road

East Aurora, New York 14052

Attention:	President
Telephone:	(716) 652-2000
Facsimile:	(716) 687-5465

With a copy, which shall not serve as a notice, to:

Hodgson Russ LLP

One M&T Plaza, Suite 2000

Buffalo, New York 14203

Attention:	Robert J. Olivieri, Esq.
Telephone:	(716) 856-4000
Facsimile:	(716) 849-0349

(e)         THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PROVISIONS THEREOF. EACH OF THE PARTIES HERETO (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL COURT LOCATED IN THE STATE OF DELAWARE OR ANY DELAWARE STATE COURT, IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL COURT SITTING IN THE STATE OF DELAWARE OR AN DELAWARE STATE COURT.

(f)          The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(g)         The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) if necessary, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(h)         The parties agree that Moog will be irreparably damaged and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. It is accordingly agreed that, in addition to any other remedies that may be available to Moog upon any such violation, Moog shall have the right to enforce such covenants and agreements by specific performance, injunctive relief, or by any other means available to Moog at law or in equity.

(i)          This Agreement may be executed in one or more counterparts (including via facsimile or portable document format (pdf)), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

(j)           The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and paragraph references are to the sections and paragraphs of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

(k)           The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

[ signature page follows ]

IN WITNESS WHEREOF, each of the Moog and Stockholder has caused this Agreement to be duly executed and delivered by its respective duly authorized officer, all as of the date first above written.

Stockholder:

_______________________________________

Name:

Shares Held: ____________________________

Moog:

MOOG INC.

By:
Name:
Title:

Form of Irrevocable Proxy

The undersigned is a party to the Voting Agreement, dated as of January __, 2007 (the “Voting Agreement”), by and between MOOG INC., a New York corporation (“Moog”), and the undersigned.

The undersigned hereby revokes any previous proxies previously granted with respect to any Shares (as defined in the Voting Agreement) and appoints Moog, and any individual who shall be designated by Moog, with full power of substitution and re-substitution, as attorney-in-fact and proxy of the undersigned to attend any and all meetings of stockholders (and any adjournments or postponements thereof) of ZEVEX International, Inc., a Delaware corporation (the “Company”), solely to vote all Shares (as defined in the Voting Agreement) in accordance with the terms of the Voting Agreement. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Voting Agreement.

This proxy has been granted pursuant to Section 1 of the Voting Agreement. This proxy shall be deemed to be a proxy coupled with an interest and is irrevocable during the term of the Voting Agreement to the fullest extent permitted under Delaware law, except that such proxy shall terminate upon the termination of the Voting Agreement.

The undersigned authorizes such attorney and proxy to substitute any other person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company.

__________________________________________
Name:

Date:

EXHIBIT B

Form of Certificate of Incorporation for the Surviving Corporation

CERTIFICATE OF INCORPORATION

OF

PUMPCO ACQUISITION CORP.

________________________________

Under Section 102 of the General

Corporation Law of the State of Delaware

1.	The name of the Corporation is Pumpco Acquisition Corp.

2.            The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

3.            The purposes of the Corporation are to engage in any lawful act or activities for which Corporations may be organized under the General Corporation Law of the State of Delaware.

4.            The total number of shares of all classes of stock which the Corporation shall have authority to issue is 3,000 shares of the par value of $1.00 each, all of which shall be common stock.

5.           The name and mailing address of the sole incorporator are Chantel M. Burns, c/o Hodgson Russ LLP, One M&T Plaza, Suite 2000, Buffalo, New York 14203-2391.

B-1

6.            In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

7.            Election of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

8.           The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

9.            To the extent permitted by the General Corporation Law of the State of Delaware (or any statute succeeding such law), as such law now exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director occurring during the time this Paragraph 9 is in effect.

THE UNDERSIGNED, being the sole incorporator and authorized person for the purpose of forming a Corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is her act and deed and the facts herein are true and, accordingly, has hereunto set her hand this 11th day of January, 2007.

Chantel M. Burns, Sole Incorporator

C-2

EXHIBIT C

Form of By-Laws for the Surviving Corporation

BY-LAWS

OF

PUMPCO ACQUISITION CORP.

ARTICLE I

Meetings of Stockholders

Section 1. Annual Meeting. The annual meeting of stockholders of the corporation for the election of directors and for the transaction of other business shall be held at such time and such place within or without the State of Delaware as shall be determined by the board of directors or the President and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Section 2. Special Meetings. A special meeting of stockholders may be called by the board of directors or the President, and shall be called by the President, the Secretary or an Assistant Secretary at the request in writing of a majority of the board of directors, or at the request in writing of the holders of record of a majority of the outstanding shares of the stock of the corporation entitled to vote at the meeting. Each special meeting of stockholders shall be held at such time and place within or without the State of Delaware as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof. Business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of the meeting.

Section 3. Notice and Purpose of Meetings. Written notice of each meeting of stockholders stating the place, date and hour of the meeting and, in the case of a special meeting, in general terms, the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than sixty days before the meeting to each stockholder of record entitled to vote at the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, with first-class postage thereon prepaid, directed to each stockholder at his address as it appears on the records of the corporation.

Section 4. Procedure. At each meeting of stockholders the order of business and all other matters of procedure may be determined by the person presiding at the meeting.

Section 5. List of Stockholders. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares of the stock of the corporation registered in the name of each stockholder. Such list shall be open to examination by any stockholder for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

Section 6. Quorum. Except as otherwise required by law or the certificate of incorporation, a quorum at all meetings of stockholders shall consist of the holders of record of not less than a majority of the outstanding shares of the stock of the corporation entitled to vote at the meeting, present in person or represented by proxy, except when the stockholders are required to vote by class, in which event the holders of record of not less than a majority of the outstanding shares of the appropriate class shall be present in person or represented by proxy.

Section 7. Adjournments. The stockholders entitled to vote who are present in person or represented by proxy at any meeting of stockholders, whether or not a quorum shall be present at the meeting, shall have power by a majority of the votes cast to adjourn the meeting from time to time without notice other than announcement at the meeting of the time and place to which the meeting is adjourned. At any adjourned meeting held without notice at which a quorum shall be present any business may be transacted that might have been transacted on the original date of the meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting.

Section 8. Voting; Proxies. Unless otherwise provided in the certificate of incorporation, each stockholder of record shall be entitled at every meeting of stockholders to one vote for each share of the stock of the corporation standing in his or her name on the record of stockholders on the record date fixed for the meeting or, if no record date for the meeting was fixed, on the date of the meeting. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may act in person or may authorize another person or persons to act for him or her by proxy, but no proxy shall be voted or acted upon after three years from its date unless it provides for a longer period.

Directors elected at any meeting of stockholders shall, except as otherwise required by law, be elected by a plurality of the votes cast. All other corporate action to be taken by vote of stockholders shall, except as otherwise required by law or the certificate of incorporation, be authorized by a majority of the votes cast. Unless otherwise provided in the certificate of incorporation, the vote for directors shall be by ballot, but the vote upon any other question before a meeting of stockholders shall not be by ballot unless required by law or unless the person presiding at such meeting shall so direct or unless any stockholder present in person or by proxy and entitled to vote thereon shall so demand.

Section 9. Consent of Stockholders in Lieu of Meeting. Unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action (including, without limitation, adoption, amendment or repeal of by-laws) which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken and the date of each signature, shall be signed by the holders of outstanding shares of the stock of the corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Written consents signed by a sufficient number of stockholders to take action shall be delivered to the corporation within sixty days of the earliest dated consent so delivered. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Section 10. Waiver of Notice. Whenever notice is required by law or these by-laws to be given to any stockholder, a written waiver thereof, signed by such stockholder in person or by proxy, whether before or after the time stated therein, shall be deemed equivalent to notice. The attendance of any stockholder at a meeting in person or by proxy shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders need be specified in any written waiver of notice.

Section 11. Inspectors of Election. The board of directors may, in advance of any meeting of the stockholders, appoint one or more inspectors to act at the meeting or any adjournment thereof. If inspectors are not so appointed in advance of the meeting, the person presiding at such meeting may, and on the request of any stockholder entitled to vote thereat shall, appoint one or more inspectors. In case any inspector appointed fails to appear or act, the vacancy may be filled by appointment made by the board of directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability. No person who is a candidate for the office of director of the corporation shall act as an inspector at any meeting of the stockholders at which directors are elected.

Section 12. Duties of Inspectors of Election. Whenever one or more inspectors of election may be appointed as provided in these by-laws, he, she or they shall determine the number of shares outstanding and entitled to vote, the shares represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders.

Section 13. Fixing Record Date. The record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, except that the board of directors may, by resolution, fix a different record date which shall not precede the date such resolution is adopted and shall not be more than sixty nor less than ten days before the date of the meeting. The record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be either the first date on which a signed written consent provided for in these By-Laws is delivered to the corporation or, if prior action by the board of directors is required by law, at the close of business on the day on which the board of directors adopts the resolution taking such prior action, except that the board of directors may, by resolution, fix a different record date which shall neither precede nor be more than ten days after the date such resolution is adopted. The record date for determining stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto, except that the board of directors may, by resolution, fix any other record date not more than sixty days prior to such action. Only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to notice of and to vote at such meeting of stockholders and any adjournment thereof, or to receive payment of such dividend or such other distribution or such allotment of rights, or to exercise such rights in respect of any such change, conversion or exchange of shares of the stock of the corporation, or to participate in such other action, or to give such consent, as the case may be, notwithstanding any transfer of any shares of the stock of the corporation on the books of the corporation after any such record date so fixed. A determination of stockholders of record entitled to notice of or to vote at any meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

ARTICLE II

Directors

Section 1. General Powers. The property, business and affairs of the corporation shall be managed by or under the direction of its board of directors.

Section 2. Number and Qualifications. The board of directors shall consist of one or more members. The exact number of directors shall be fixed from time to time by action of the stockholders or by vote of a majority of the entire board of directors.

Section 3. Election and Term of Office. Except as otherwise required by law or these by-laws, each director shall be elected at the annual meeting of stockholders of the corporation and shall hold office until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

Section 4. Resignation. Any director may resign at any time by giving written notice to the corporation. Such resignation shall take effect at the time specified therein; unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 5. Removal of Directors. Except as otherwise provided by law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares of the stock of the corporation then entitled to vote at an election of directors.

Section 6. Vacancies. Newly created directorships and vacancies in the board of directors, including vacancies resulting from the resignation of directors effective immediately or at a future date or from the removal of directors, with or without cause, may be filled by vote of the stockholders, by vote of a majority of the directors then in office (including directors whose resignations are effective at a future date), although less than a quorum, or by the sole remaining director. Each director so chosen shall hold office until the next annual meeting of stockholders and until his or her successor has been elected and qualified or until his or her earlier resignation or removal. A vote to fill a vacancy or vacancies created by the resignation or resignations of a director or directors effective at a future date shall take effect when the resignation or resignations become effective.

Section 7. First Meeting of Newly Elected Directors. The first meeting of the newly elected board of directors may be held immediately after the annual meeting of stockholders and at the same place as the annual meeting of stockholders, provided a quorum is present, and no notice of the meeting shall be necessary. In the event the first meeting of the newly elected board of directors is not held at said time and place, it shall be held as provided in Section 8 or 9 of this Article II.

Section 8. Regular Meetings of Directors. Regular meetings of the board of directors may be held without notice at such time and such place within or without the State of Delaware as may be fixed from time to time by resolution of the board of directors. If any day fixed for a regular meeting shall be a legal holiday at a place where the meeting is to be held, then the meeting which would otherwise be held on that day shall be held at the same hour on the next succeeding business day.

Section 9. Special Meeting of Directors. A special meeting of the board of directors may be called by the President or, in the absence or disability of the President, any Vice President, or by any two directors, or if there is only one director by that one director. Each special meeting of the board of directors may be held at such time and such place within or without the State of Delaware as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

Section 10. Notice of Special Meeting. Notice of each special meeting of the board of directors, stating the time and place thereof, shall be given by the President, any Vice President, the Secretary, any Assistant Secretary or any member of the board of directors, to each member of the board of directors i) not less than three days before the meeting by depositing the notice in the United States mail, with first-class postage thereon prepaid, directed to each member of the board of directors at the address designated by him or her for such purpose (or, if none is designated, at his or her last known address), or ii) not less than twenty-four hours before the meeting by either (1) delivering the same to each member of the board of directors personally, (2) sending the same by telephone, telegraph, cable or wireless to the address designated by him or her for such purposes (or, if none is designated, to his or her last known address) or (iii) delivering the notice to the address designated by him or her for such purpose (or, if none is designated, to his or her last known address). The notice of any meeting of the board of directors need not specify the purpose or purposes for which the meeting is called, except as otherwise required by law or these by-laws.

Section 11. Quorum and Action by the Board. At all meetings of the board of directors, except as otherwise required by law or these by-laws, a quorum shall be required for the transaction of business and shall consist of not less than a majority of the entire board of directors, and the vote of a majority of the directors present shall decide any question that may come before the meeting. A majority of the directors present, whether or not a quorum is present, may adjourn any meeting to another time or place without notice other than announcement at the meeting of the time and place to which the meeting is adjourned.

Section 12. Procedure. The order of business and all other matters of procedure at every meeting of the board of directors may be determined by the person presiding at the meeting.

Section 13. Committees of Directors. The board of directors may, by resolution adopted by vote of a majority of the entire board of directors, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member or alternate member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member or alternate member. Any such committee, to the extent provided in the resolution of the board of directors, shall have and may exercise all the powers and authority of the board of directors in the management of the property, business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority of the board of directors in reference to amending the certificate of incorporation, adopting any agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, amending the by-laws of the corporation, declaring a dividend or authorizing the issuance of stock. Each such committee shall keep regular minutes of its proceedings and report the same to the board of directors when required. A majority vote of all the members of any such committee may fix its rules or procedure, determine its actions and fix the time and place within or without the State of Delaware for its meetings and specify the number of members required to constitute a quorum and what notice thereof, if any, shall be given, unless the board of directors shall otherwise provide. The board of directors may at any time fill vacancies in, change the membership of or discharge any such committee.

Section 14. Compensation of Directors. The board of directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the board of directors and may be paid a fixed sum for attendance at each meeting of the board of directors or a stated salary as director. No such payment shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor. Members of committees of the board of directors may be allowed like compensation for attending committee meetings.

Section 15. Action Without a Meeting. Any action required or permitted to be taken by the board of directors or any committee thereof may be taken without a meeting if all members of the board of directors or the committee consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consents thereto by the members of the board of directors or committee shall be filed with the minutes of the proceedings of the board of directors or committee.

Section 16. Presence at Meeting by Telephone. Members of the board of directors or any committee thereof may participate in a meeting of the board of directors or committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting by such means shall constitute presence in person at the meeting.

Section 17. Waiver of Notice. Whenever notice is required by law or these by-laws to be given to any director, a written waiver thereof, signed by such director, whether before or after the time stated therein, shall be deemed equivalent to notice.

ARTICLE III
Officers

Section 1. Officers. The board of directors shall annually, at the first meeting of the board of directors after the annual meeting of stockholders, elect a President, a Secretary, and a Treasurer. The board of directors may from time to time elect or appoint such additional officers as it may determine. Such additional officers shall have such authority and perform such duties as the board of directors may from time to time prescribe.

Section 2. Term of Office. The President, the Secretary and the Treasurer shall each, unless otherwise determined by the board of directors, hold office until the first meeting of the board of directors following the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal. Each additional officer appointed or elected by the board of directors shall hold office for such term as shall be determined from time to time by the board of directors and until his or her successor has been elected or appointed and qualified, or until his or her earlier death, resignation or removal.

Section 3. Removal. Any officer may be removed or have his or her authority suspended by the board of directors at any time, with or without cause.

Section 4. Resignation. Any officer may resign at any time by giving written notice to the corporation. Such resignation shall take effect at the time specified therein; unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 5. Vacancies. A vacancy in any office arising for any reason may be filled by the board of directors.

Section 6. The President. The President shall be the chief executive officer of the corporation. He or she shall preside at all meetings of stockholders and of the board of directors. He or she shall have the powers and duties of immediate supervision and management of the corporation which usually pertain to his or her office, and shall perform all such other duties as are properly required of him or her by the board of directors.

Section 7. The Vice Presidents. Vice Presidents may be designated by such title or titles as the board of directors may determine, and each Vice President in such order of seniority as may be determined by the board of directors shall, in the absence or disability of the President, or at his or her request, perform the duties and exercise the powers of the President. Each of the Vice Presidents also shall have such powers as usually pertain to his or her office and shall perform such duties as usually pertain to his or her office or as are properly required of him or her by the board of directors.

Section 8. The Secretary and Assistant Secretaries. The Secretary shall issue notices of all meetings of stockholders and of the board of directors where notices of such meetings are required by law or these by-laws. He or she shall attend meetings of stockholders and of the board of directors and keep the minutes thereof in a book or books to be provided for that purpose. He or she shall affix the corporate seal to and sign such instruments as require the seal and his or her signature and shall perform such other duties as usually pertain to his or her office or as are properly required of him or her by the board of directors.

The Assistant Secretaries may, in the absence or disability of the Secretary, or at his or her request or the request of the President, perform the duties and exercise the powers of the Secretary, and shall perform such other duties as the board of directors shall prescribe.

Section 9. The Treasurer and Assistant Treasurers. The Treasurer shall have the care and custody of all the moneys and securities of the corporation. He or she shall cause to be entered in books of the corporation to be kept for that purpose full and accurate accounts of all moneys received by him or her and paid by him or her on account of the corporation. He or she shall make and sign such reports, statements and instruments as may be required of him or her by the board of directors or by the laws of the United States or of any state, country or other jurisdiction in which the corporation transacts business, and shall perform such other duties as usually pertain to his or her office or as are properly required of him or her by the board of directors.

The Assistant Treasurers may, in the absence or disability of the Treasurer, or at his or her request or the request of the President, perform the duties and exercise the powers of the Treasurer, and shall perform such other duties as the board of directors shall prescribe.

Section 10. Officers Holding Two or More Offices. Any two or more offices may be held by the same person but no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law or otherwise to be executed or verified by two or more officers.

Section 11. Duties of Officers May be Delegated. In case of the absence or disability of any officer of the corporation, or in case of a vacancy in any office or for any other reason that the board of directors may deem sufficient, the board of directors, except as otherwise provided by law, may temporarily delegate the powers or duties of any officer to any other officer or to any director.

Section 12. Compensation. The compensation of all officers shall be determined by the board of directors. The compensation of all other employees shall be fixed by the President within such limits as may be prescribed by the board of directors.

Section 13. Security. The corporation may secure the fidelity of any or all of its officers or agents by bond or otherwise, as may be required from time to time by the board of directors.

ARTICLE IV

[ intentionally omitted ]

ARTICLE V
Shares and Their Transfer

Section 1. Certificates. Every stockholder of the corporation shall be entitled to a certificate or certificates, to be in such form as the board of directors shall prescribe, certifying the number of shares of the stock of the corporation owned by him or her.

Section 2. Issuance of Certificates. Certificates representing shares of stock of the corporation shall be numbered, in the order in which they are issued and shall be signed by the President or any Vice President and the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer of the corporation who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, such certificate may nevertheless be issued by the corporation with the same effect as if he or she were such officer at the date of issue.

Section 3. More Than One Class of Stock. If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, provided that, except for restrictions on transfer of stock (as provided in section 202 of the General Corporation Law of Delaware), in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the corporation shall issue to represent such class or series of stock, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Section 4. Stock Ledger. A record shall be kept by the Secretary, by the transfer agent, or by any other officer, employee or agent designated by the board of directors, of the name of the individual, firm or corporation holding the shares of the stock of the corporation represented by each certificate, the number of shares represented by such certificate, the date of issue thereof and, in case of cancellation, the date of cancellation thereof.

Section 5. Transfer of Shares. Upon surrender to the corporation or the transfer agent of the corporation of a certificate representing shares of the stock of the corporation duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, to cancel the old certificate and to record the transaction upon its books. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the corporation for transfer, both the transferor and transferee request the corporation to do so.

Section 6. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares of the stock of the corporation to receive dividends, and to vote as such owner, and to hold liable for call and assessment a person registered on its books as the owner of such shares, and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Section 7. Regulations. The board of directors may make such rules and regulations as it may deem expedient, not inconsistent with law, the certificate of incorporation or these by-laws, concerning the issue, transfer and registration of certificates representing shares of the stock of the corporation. It may appoint, or authorize any officer or officers to appoint, one or more transfer clerks or one or more transfer agents or one or more registrars, and may require all such certificates to bear the signature or signatures of any of them.

Section 8. Lost, Stolen and Destroyed Certificates. The board of directors may in its discretion cause a new certificate representing shares of the stock of the corporation to be issued in place of any certificate theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon satisfactory proof of that fact by the person claiming the certificate to have been lost, stolen or destroyed; but the board of directors may in its discretion refuse to issue a new certificate except upon the order of a court having jurisdiction in such matters. When authorizing such issue of a new certificate, the board of directors may, in its discretion, and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

ARTICLE VI

Finances

Section 1. Corporate Funds. The funds of the corporation shall be deposited in its name with such banks, trust companies or other depositories as the board of directors may from time to time designate. All checks, notes, drafts and other negotiable instruments of the corporation shall be signed by such officer or officers, employee or employees, agent or agents as the board of directors may from time to time designate. No officers, employees or agents of the corporation, alone or with others, shall have power to make any checks, notes, drafts or other negotiable instruments in the name of the corporation or to bind the corporation thereby, except as provided in this Section 1.

Section 2. Fiscal Year. The fiscal year of the corporation shall be the Saturday in September or October that is closest to September 30.

Section 3. Dividends; Reserves. Dividends upon the stock of the corporation, payable out of funds legally available therefor, may be declared by the board of directors at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the stock of the corporation. Before declaring any dividend, the board of directors may set aside out of any funds of the corporation legally available for dividends such sum or sums as the board of directors from time to time in its discretion shall deem proper as a reserve for working capital, for contingencies, for equalizing dividends or for such other purpose or purposes as the board of directors shall deem conducive to the interests of the corporation, and the board of directors may modify or abolish any such reserve in the manner in which it was created.

Section 4. Loans to Employees and Officers. The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation, including any officer or employee who is also a director of the corporation, whenever in the judgment of the board of directors such loan, guaranty or assistance may reasonably be expected to benefit the corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the corporation.

ARTICLE VII
Corporate Seal

Section 1. Form of Seal. The corporate seal shall have inscribed thereon the name of the corporation, the year of its incorporation and the words "Corporate Seal" and "Delaware", and shall otherwise be in such form as shall be prescribed from time to time by the board of directors.

Section 2. Use of Seal. The corporate seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced in any manner.

ARTICLE VIII
Amendments

Section 1. Procedure For Amending By-Laws. By-laws of the corporation may be adopted, amended or repealed (a) at any meeting of stockholders, notice of which shall have referred to the proposed action, by the holders of a majority of the shares of the corporation then entitled to vote at an election of directors, or (b) if the power to adopt, amend or repeal by-laws shall have been conferred upon the directors in the certificate of incorporation, at any meeting of the board of directors, notice of which shall have referred to the proposed action, by the vote of a majority of the entire board of directors.

INDEX TO BY-LAWS

Page

ARTICLE I Meetings of Stockholders	1
Section 1. Annual Meeting	1
Section 2. Special Meetings	1
Section 3. Notice and Purpose of Meetings	2
Section 4. Procedure	2
Section 5. List of Stockholders	2
Section 6. Quorum	2
Section 7. Adjournments	3
Section 8. Voting; Proxies	3
Section 9. Consent of Stockholders in Lieu of Meeting	4
Section 10. Waiver of Notice	4
Section 11. Inspectors of Election	5
Section 12. Duties of Inspectors of Election	5
Section 13. Fixing Record Date	5

ARTICLE II Directors	7
Section 1. General Powers	7
Section 2. Number and Qualifications	7
Section 3. Election and Term of Office	7
Section 4. Resignation	7
Section 5. Removal of Directors	7
Section 6. Vacancies	7
Section 7. First Meeting of Newly Elected Directors	8
Section 8. Regular Meetings of Directors	8
Section 9. Special Meeting of Directors	8
Section 10. Notice of Special Meeting	9
Section 11. Quorum and Action by the Board	9
Section 12. Procedure	9
Section 13. Committees of Directors	10

Section 14. Compensation of Directors	11
Section 15. Action Without a Meeting	11
Section 16. Presence at Meeting by Telephone	11
Section 17. Waiver of Notice	11

ARTICLE III Officers	12
Section 1. Officers	12
Section 2. Term of Office	12
Section 3. Removal	12
Section 4. Resignation	12
Section 5. Vacancies	12
Section 6. The President	13
Section 7. The Vice Presidents	13
Section 8. The Secretary and Assistant Secretaries	13
Section 9. The Treasurer and Assistant Treasurers	13
Section 10. Officers Holding Two or More Offices	14
Section 11. Duties of Officers May be Delegated	14
Section 12. Compensation	14
Section 13. Security	15

ARTICLE IV Intentionally Omitted	15

ARTICLE V Shares and Their Transfer	15
Section 1. Certificates	15
Section 2. Issuance of Certificates	15
Section 3. More Than One Class of Stock	15
Section 4. Stock Ledger	16
Section 5. Transfer of Shares	16
Section 6. Registered Stockholders	16
Section 7. Regulations	17
Section 8. Lost, Stolen and Destroyed Certificates	17

ARTICLE VI Finances	18
Section 1. Corporate Funds	18
Section 2. Fiscal Year	18
Section 3. Dividends; Reserves	18
Section 4. Loans to Employees and Officers	18

ARTICLE VII Corporate Seal	19
Section 1. Form of Seal	19
Section 2. Use of Seal	19

ARTICLE VIII Amendments	19
Section 1. Procedure For Amending By-Laws	19

EXHIBIT D

Form of Employment Agreement with David J. McNally

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) made this ___ day of ___________, 2007, by and between ZEVEX, INC., a Delaware corporation with its principal place of business at 4314 ZEVEX Park Lane, Salt Lake City, Utah 84123 (“ZEVEX” or the “Company”) and DAVID J. McNALLY, a United States citizen residing at 5663 Twincreek Road, Salt Lake City, Utah 84108 (“Executive”).

WHEREAS, Executive was a major shareholder of ZEVEX International, Inc. (“Parent”), and has been employed by Parent’s wholly owned subsidiary, ZEVEX, as its President and Chief Executive Officer; and

WHEREAS, Moog Inc. (“Moog”), Pumpco Acquisition Corp. and Parent are parties to the Agreement and Plan of Merger, dated as of January 12, 2007 (the “Merger Agreement”); and

WHEREAS, (i) ZEVEX is engaged in the business of designing, manufacturing, and distributing (A) enteral nutrition pumps, disposable sets and accessories and (B) ultrasonic sensors and surgical handpieces, optoelectronic components and electronic instruments and (ii) Moog, through its medical products businesses, is engaged in the business of designing, manufacturing, and distributing (X) ambulatory electronic infusion pump products and systems, disposable sets and accessories and (Y) disposable, non-electronic infusion pump products and systems, disposable sets and accessories and (Z) disposable, non-electronic syringe infusion pump products and systems, disposable sets and accessories (all businesses of ZEVEX and Moog medical products businesses are collectively referred to as the “Business”); and

WHEREAS, as a material condition to the closing of the transactions contemplated by the Merger Agreement, Executive will enter into this Agreement and be employed by Company as its General Manager, and thereafter as General Manager of Marketing and Sales for Moog Inc.’s medical products businesses pursuant to the terms of this Agreement;

NOW, THEREFORE, Executive and the Company agree as follows:

1.            Employment. Subject to the terms and conditions set forth in this Agreement and in the Merger Agreement, Company hereby employs Executive and Executive hereby accepts employment with Company.

2.            Term. The term of Executive’s employment hereunder shall commence on the date hereof and terminate on December 31, 2008 (the “Term”). The Term may be extended by the mutual written consent of both parties.

3.            Title and Duties. For an initial portion of the Term commencing on the date hereof and ending on a date determined by the Company (but in no event later than the first anniversary of the date of this Agreement) (the “Initial Period”), Executive’s title shall be General Manager of the Company with the duties set forth in Schedule A hereto. Immediately subsequent to the Initial Period and for the remainder of the Term, Executive’s title shall be General Manager of Marketing and Sales of Moog’s medical products businesses with the duties set forth in Schedule B hereto. Throughout Executive’s employment with the Company, Executive agrees to devote all of his business time and energy to the performance of such duties and responsibilities as the Company’s officers, directors and other appropriate representatives of Company and/or of Moog may, from time-to-time, reasonably assign to him. Executive agrees to perform such duties and responsibilities in a faithful manner and to the best of Executive’s ability. Executive shall be appointed a Vice President of the Company as of the date hereof.

4.            Location. Executive’s principal place of employment shall be the Company’s principal offices located at 4314 ZEVEX Park Lane, Salt Lake City, Utah. Executive will be required to travel as necessary and in a manner consistent with Moog’s policies in connection with the operations of the Business. Executive may endeavor to limit the amount of travel requiring overnight stays away from Executive’s principal place of business provided such limitations do not in any way adversely affect the Company’s business interests. The parties agree that, during the Term, Executive will not be obligated to spend more than an average of six overnight stays per calendar month away from the Company’s principal place of business unless expressly agreed to by Executive.

5.            Expenses. The Company will reimburse Executive for all reasonable out-of-pocket business expenses that Executive incurs in fulfilling his duties hereunder, subject to the limitations and conditions set forth in the Company’s expense reimbursement policies.

6.	Compensation.

a.           Base Salary. Commencing on the date hereof through December 31, 2007, the Company will pay Executive base compensation at the annual rate of $265,000 per year (“Base Salary”), payable in regular installments in accordance with the Company’s standard payroll procedures, less applicable deductions and withholdings required by law and/or authorized by Executive. For the period commencing from January 1, 2008 through December 31, 2008, the Base Salary may be increased at the Company’s discretion, but in no event will the Base Salary during such period be less than $265,000 per year.

b.           Bonus. Upon completion of the 60th day of the Term, Executive shall receive from the Company a payment of $50,000, less applicable deductions and withholdings required by law and/or authorized by Executive. In addition, on or before December 31, 2007, Executive shall receive a second payment from the Company of $100,000, less applicable deductions and withholdings required by law and/or authorized by Executive.

c.           Incentive Plans. Commencing on the date hereof through December 31, 2007, Executive will continue to participate in the “2007 Management Incentive Plan.” For the period commencing from January 1, 2008 through December 31, 2008,

Executive will participate in a bonus plan that the Company may implement for participation by its executives on terms commensurate with Executive’s duties; provided, however, if the Company does not establish such a bonus plan in 2008 for its executives, then the Company and Executive will agree upon an appropriate bonus arrangement with respect to the Executive for 2008 consistent with the Moog Inc. management profit sharing plan.

7.            Employee Benefits. Executive shall be eligible for employee benefits as the Company determines to make available for similarly situated executives of the Company as modified by the Company from time-to-time in its discretion. The current employee benefits that Executive can anticipate upon the commencement of this Agreement are set forth in Schedule C hereto.

8.            Employer Policies. Executive agrees to abide by the Company’s policies and procedures which may be modified from time to time by the Company in its discretion and all applicable laws and rules in connection with the performance of his work for the Company.

9.	Termination and Severance Benefits.

a.           In the event Executive’s employment terminates or is terminated (i) by Executive for any reason except the Company’s breach of this Agreement, or (ii) by Company for “cause” (as hereinafter defined), Executive will receive his Base Salary and accrued benefits through the last day of employment, but Executive will have no further entitlement to additional compensation, including bonuses, severance pay or any other Company-paid benefits or perquisites of employment.

b.           In the event Executive’s employment is terminated (i) upon Executive’s death or disability (as hereafter defined), (ii) by Company without cause or (iii) by Executive because of Company’s breach of this Agreement, and provided Executive executes a separation agreement in a form mutually satisfactory to Moog and Executive (that includes a standard release of claims but does not otherwise include terms inconsistent with or in addition to those set forth herein), Executive will be entitled to (A) his Base Salary and accrued bonuses and benefits through the last day of his employment, (B) an additional payment equal to the lesser of (1) an amount equal to 360 days of his Base Salary then in effect or (2) an amount equal to his Base Salary through the final day of Term and (C) to the extent not previously paid, the bonuses payable under Section 6b. above; provided, that upon any such termination, Executive will have no further entitlement to additional compensation, including other bonuses, severance pay or any other Company-paid benefits or perquisites of employment.

c.           For the purposes of this Agreement, “cause” will be deemed to exist upon: (i) theft or malfeasance by Executive in the conduct of the Business; (ii) the failure or refusal by Executive to perform material duties and/or responsibilities assigned to him under this Agreement or the breach by Executive of any material provision of this Agreement, in either case that continues uncured following 10 days written notice thereof (a “Notice of Breach”) to Executive (provided, however, that Executive shall not be entitled to receive a Notice of Breach, and shall not be provided a 10 day right to cure, more than one time per incident); (iii) the breach by Executive of a fiduciary duty or duty of loyalty to the Company; (iv) Executive’s conviction for or plea of nolo contendre to any crime involving moral turpitude, any felony or any crime against the Company or its affiliates; (v) use of alcohol or controlled substances by Executive during work hours, or the use by Executive of illegal drugs at any time; or (vi) any intentional act(s) or omission(s) by Executive that, in the good faith and reasonable opinion of the President of Moog, is materially harmful to the business, goodwill or reputation of Moog or any of its subsidiaries or affiliates (“Moog Companies”), whether or not such actions or omissions occur during the course of Executive’s employment.

d.           For the purposes of this Agreement, “disability” means any mental or physical condition that renders Executive unable to perform the essential functions of his position, with or without reasonable accommodation, for an aggregate period in excess of ninety (90) days.

10.          Confidentiality. Executive has had and will have access to, and has gained and will gain extensive knowledge with respect to, all aspects of the Company’s and Parent’s businesses and will have access to, and gain extensive knowledge with respect to the business of other Moog Companies, including but not limited to the trade secrets, financial results and information, processes and techniques, methods of doing businesses and information concerning customers and suppliers, and other valuable and confidential information of such companies which is not generally known to the public (the “Confidential Information”). The parties acknowledge that unauthorized disclosure or misuse of the Confidential Information may cause irreparable damage to the Moog Companies following the date hereof. The parties also agree that covenants by Executive not to make unauthorized disclosures of the Confidential Information are essential to the growth and stability of the business of the Moog Companies following the date hereof. Accordingly, Executive agrees that he will not at any time (i) use any of the Confidential Information in any way except in furtherance of the business of the Moog Companies or any of their or their parents, subsidiaries or affiliates or (ii) disclose to any other person any Confidential Information obtained by Executive in the course of his past connection with ZEVEX or Parent, or obtained by Executive in the course of employment with the Company and/or other Moog Companies.

11.          Non-Competition and Non-Solicitation. For the period beginning on the date of this Agreement and ending on the earlier to occur of (i) the first anniversary of the date on which Executive’s employment with any of the Moog Companies terminates pursuant to Section 9.a above or (ii) the date on which Executive’s employment with any of the Moog Companies terminates pursuant to Section 9.b above (the “Covenant Period”), Executive agrees that he will not, directly or indirectly, for his own account or as an agent, employee, officer, director, trustee, consultant or member, partner, shareholder or other equity holder of any corporation, firm, company, partnership or other entity (other than as an owner of 1% or less of any class of publicly traded securities), or otherwise:

a.           render any service or attempt to render any service, design, manufacture, sell, distribute or market or attempt to design, manufacture, sell, distribute or market any product or service, or engage in any business activity that is the same as, substantially similar to or otherwise competitive, directly or indirectly, with the Business (any such business being referred to hereinafter as “Restricted Business”) anywhere in the world to which the business of ZEVEX extends at the time of this Agreement or during its Term, and anywhere in the world to which the business of any of the Moog Companies extends at the time of this Agreement or during its Term.

b.           call on or solicit Restricted Business from (i) any current customer of Moog, Parent or ZEVEX, (ii) any customer who has purchased products or services from Moog, Parent or ZEVEX within 12 months prior to the date of this Agreement, or (iii) any customer who purchases products or services in the field of the Business from Moog, Parent or ZEVEX during the term of Executive’s employment with the Company; or

c.           solicit the employment of any person (i) who was employed by Moog, Parent or ZEVEX or their affiliates on the date of this Agreement or within six months prior to such date or (ii) who is employed by ZEVEX, Parent or any of the Moog Companies during the Term.

d.           Executive acknowledges and agrees that the Covenant Period and the other restrictions contained in Section 11 are reasonable, legitimate and fair to Executive and necessary to protect the interests of the Company in light of the Merger Agreement and Executive’s subsequent employment with the Company.

12.          Equitable Remedies. Executive (a) acknowledges that his failure to comply with any provision of Sections 10 and 11 of this Agreement will cause the Company and/or other Moog Companies irreparable harm and that a remedy at law for such failure would be an inadequate remedy for the Company and/or other Moog Companies; and (b) consents to the Company and/or other Moog Companies petitioning a court having jurisdiction to order specific performance, an injunction, a restraining order or any other equitable relief in order to enforce such compliance. The rights of the Company and other Moog Companies to obtain such equitable relief will be in addition to any other remedy to which they may be entitled to under applicable law (including, but not limited to monetary damages).

13.          Taxation. The Company makes no representation with respect to the taxation of any amount payable under this Agreement under the Internal Revenue Code of 1986, as amended (the “Code”) including, but not limited to, Section 409A of the Code. Any purported representation to the contrary, oral or written, shall be unauthorized, invalid and of no force or effect. However, notwithstanding any other provision in this Agreement, to the extent that any amounts payable under this Agreement (i) are subject to Code § 409A and (ii) the time or form of payment of those amounts would not be in compliance with Code § 409A, then payment of those amounts will be made at such time and in such a manner that the payment will be in compliance with Code § 409A. If the time or form of payment cannot be modified in such a way as to be in compliance with Code § 409A, then the payments will be made as otherwise provided in this Agreement, disregarding this Section 13.

14.          Notice. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll records.

15.          Attorneys’ Fees. If any action at law or equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

16.          Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Utah applicable to contracts executed in and to be performed entirely within that state (without regard to conflicts of laws principles). Each party hereby agrees and consents to be subject to the jurisdiction of the federal and state courts located in Utah, and any and all disputes between the parties hereto arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby. The parties consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereby waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such party is not personally subject to the jurisdiction of such courts; (ii) such party and such party’s property is immune from any legal process issued by such courts; or (iii) any litigation commenced in such courts is brought in an inconvenient forum.

17.          Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns where permitted by this Agreement.

18.          Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

19.          Consideration. Executive agrees that the amounts that he received in connection with his continued employment as described herein is full and adequate consideration for his covenants set forth in this Agreement; and that no further payment of any kind, or at any time for any reason, is required as consideration to support such covenants.

20.          Waiver. No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and on course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

21.          Recitals. The recitals are hereby incorporated in and made a part of this Agreement.

22.          Entire Agreement; Defined Terms. Any specially capitalized terms used, and not otherwise defined, in this Agreement will have the same meaning as provided for in the

Merger Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement, and supersedes any prior understandings or written or oral agreements between the parties with respect to the subject matter of this Agreement. This Agreement cannot be modified or amended except in a writing signed by Executive and an officer of the Company.

[ signature page follows ]

IN WITNESS THEREOF, the parties hereto have signed this Agreement as of the date first above written.

ZEVEX, INC.

By:

Name:	______

Title:

DAVID J. McNALLY

SCHEDULE A

General Manager Job Description

GENERAL PURPOSE OF THE JOB:

The General Manager is responsible for vision and strategic direction, establishing areas of responsibility, assigning authority, recruiting competent managers and establishing priorities under the direction of the Moog Inc. Vice President in charge of its Medical Devices Group.

DUTIES AND TASKS:

Typical Percentage of Time	Duties/Responsibilities and Tasks
50%

General Management

•     Review corporate and individual performance, establish goals and objectives for:

o                Quality and Regulatory

o                Sales and Marketing

o                Research and Development

o                Operations

o                Finance and Accounting

o                Human Resources

•     Develop metrics for performance with management team

•     Develop and manage to budgets, with participation of finance group

•     Meet with managers regularly to assess progress and resources

•     Support recruiting of managers and employees

•     Communicate with managers and employees

•     Chair Operations Steering Committee meetings

10%	Moog Communication • Review quarterly performance • Prepare and present presentations • Meet with and hold phone conversations periodically with Moog managers
15%	Strategic Planning • Business development activities • Financial modeling and alternative plan analysis
20%	Sales • Participate in on-site meetings with customers • Support off-site meetings with customers and prospects • Review pricing and sales proposals • Review sales performance and proposed strategies

5%

Management of Intellectual Property Portfolio

•     Patent strategy development with patent counsel

•     Review of patent and trademark filings

•     Maintenance of patent and trademark filings

•     Support litigation, where necessary

Supervisory Responsibilities: All Department Heads including Finance (co-managed with the Moog Inc. Vice President in charge of its Medical Devices Group), Operations, Research and Development, HR, Quality and Regulatory Affairs, Marketing and Sales (co-managed with the Director of Business Development for the Moog Inc. Medical Devices Group).

SCHEDULE B

General Manager of Marketing And Sales Job Description

TO BE DETERMINED

This job description will be developed by mutual agreement of the Executive and the Company during the Initial Term.

SCHEDULE C

Employee Benefits

During the Initial Term, the Executive will receive employee benefits that are not materially less favorable, in the aggregate, than the benefits provided to him immediately prior to the date hereof.

After the Initial Term, the Executive’s employee benefits will be as set forth in the attached Schedule C-1.

EXHIBIT E

Form of Employment Agreement with Phillip L. McStotts

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) made this ___ day of ___________, 2007, by and between ZEVEX, INC., a Delaware corporation with its principal place of business at 4314 ZEVEX Park Lane, Salt Lake City, Utah 84123 ( “ZEVEX” or the “Company”) and PHILLIP L. McSTOTTS, a United States citizen residing at 1292 Sophia Circle

Salt Lake City, Utah 84123 (“Executive”).

WHEREAS, Executive was a major shareholder of ZEVEX International, Inc. (“Parent”), and has been employed by Parent’s wholly owned subsidiary, ZEVEX, as its Chief Financial Officer; and

WHEREAS, Moog Inc. (“Moog”), Pumpco Acquisition Corp. and Parent are parties to the Agreement and Plan of Merger, dated as of January 12, 2007 (the “Merger Agreement”); and

WHEREAS, ZEVEX is engaged in the business of designing, manufacturing, and distributing (i) enteral nutrition pumps, disposable sets and accessories and (ii) ultrasonic sensors and surgical handpieces, optoelectronic components and electronic instruments (the “Business”); and

WHEREAS, as a material condition to the closing of the transactions contemplated by the Merger Agreement, Executive will enter into this Agreement and be employed by Company as its Transition Manager pursuant to the terms of this Agreement;

NOW, THEREFORE, Executive and the Company agree as follows:

1.            Employment. Subject to the terms and conditions set forth in this Agreement and in the Merger Agreement, the Company hereby employs Executive and Executive hereby accepts employment with the Company.

2.            Term. The term of Executive’s employment hereunder shall commence on the date hereof and terminate on the last day of the sixth month following the date hereof (the “Term”).

3.            Title and Duties. Executive’s title during the Term will be Transition Manager, with the duties set forth in Schedule A hereto. Throughout Executive’s employment with the Company, Executive agrees to devote all of his business time and energy to the performance of such duties and responsibilities as the Company’s officers, directors and other appropriate representatives of the Company and/or of Moog may, from time-to-time, reasonably assign to him. Executive agrees to perform such duties and responsibilities in a faithful manner and to the best of Executive’s ability.

4.            Location. Employee’s principal place of employment shall be the Company’s principal offices located at 4314 ZEVEX Park Lane, Salt Lake City, Utah. Executive will be required to travel as necessary and in a manner consistent with Moog’s policies in connection with the operations of the Business. Executive may endeavor to limit the amount of travel requiring overnight stays away from Executive’s principal place of business provided such limitations do not in any way adversely affect the Company’s business interests.

5.            Expenses. The Company will reimburse Executive for all reasonable out-of-pocket business expenses that Executive incurs in fulfilling his duties hereunder, subject to the limitations and conditions set forth in the Company’s expense reimbursement policies.

6.	Compensation.

a.           Base Salary. During the term, the Company will pay Executive base compensation at the annual rate of $225,000 per year (“Base Salary”), payable in regular installments in accordance with the Company’s standard payroll procedures, less applicable deductions and withholdings required by law and/or authorized by Executive.

b.           Bonus. Upon completion of the 60th day of the Term, Executive shall receive from the Company a payment in the sum of $50,000, less applicable deductions and withholdings required by law and/or authorized by Executive. In addition, upon completion of the 120th day of the Term, Executive shall receive a second payment of $50,000 from the Company. On the completion of the last day of the full Term of this Agreement, Executive shall receive a third payment of $50,000 from the Company, less applicable deductions and withholdings required by law and/or authorized by Executive.

7.            Employee Benefits. Executive will receive employee benefits that are not materially less favorable, in the aggregate, than the benefits provided to him immediately prior to the date hereof.

8.            Employer Policies. Executive agrees to abide by the Company’s policies and procedures as may be modified from time to time by the Company and all applicable laws and rules in connection with the performance of his work for the Company.

9.	Termination and Severance Benefits.

a.            In the event Executive’s employment terminates or is terminated: (i) by Executive for any reason except the Company’s breach of this Agreement, or (ii) by the Company for “cause” (as hereinafter defined), Executive will receive his Base Salary and accrued benefits through the last day of employment, but Executive will have no further entitlement to additional compensation, including bonuses, severance pay or any other Company-paid benefits or perquisites of employment.

b.            In the event Executive’s employment is terminated (i) upon Executive’s death or disability (as hereafter defined), (ii) by the Company without cause or (iii) by Executive because of the Company’s breach of this Agreement, and provided Executive executes a separation agreement in a form mutually satisfactory to Moog and Executive (that includes a standard release of claims but does not otherwise include terms inconsistent with or in addition to those set forth herein), Executive will be entitled to (A) his Base Salary and accrued benefits through the last day of his employment, (B) an additional payment equal to the lesser of (1) an amount equal to 60 days of his Base Salary then in effect or (2) an amount equal to his Base Salary through the final day of Term and (C) to the extent not previously paid, the bonuses payable under Section 6b. above; provided, that upon any such termination, Executive will have no further entitlement to additional compensation, including other bonuses, severance pay or any other Company-paid benefits or perquisites of employment.

c.            For the purposes of this Agreement, “cause” will be deemed to exist upon: (i) theft or malfeasance by Executive in the conduct of the Business; (ii) the failure or refusal by Executive to perform material duties and/or responsibilities assigned to him under this Agreement or the breach by Executive of any material provision of this Agreement, in either case that continues uncured following 10 days written notice thereof (a “Notice of Breach”) to Executive (provided, however, that Executive shall not be entitled to receive a Notice of Breach, and shall not be provided a 10 day right to cure, more than one time per incident); (iii) the breach by Executive of a fiduciary duty or duty of loyalty to the Company; (iv) Executive’s conviction for or plea of nolo contendre to any crime involving moral turpitude, any felony or any crime against the Company or its affiliates; (v) use of alcohol or controlled substances by Executive during work hours, or the use by Executive of illegal drugs at any time; or (vi) any intentional act(s) or omission(s) by Executive that, in the good faith and reasonable opinion of the President of Moog, is materially harmful to the business, goodwill or reputation of Moog or any or its subsidiaries or affiliates (“Moog Companies”), whether or not such actions or omissions occur during the course of Executive’s employment.

d.            For the purposes of this Agreement, “disability” means any mental or physical condition that renders Executive unable to perform the essential functions of his position, with or without reasonable accommodation, for a period in excess of ninety (90) days.

e.            The Company agrees that certain personal assets of Executive that he owned prior to his employment with the Company, namely his office desk, executive chair, credenza and file cabinet, may be retained by Executive upon the termination of this Agreement.

10.          Confidentiality. Executive has had and will have access to, and has gained and will gain extensive knowledge with respect to, all aspects of the Company’s and Parent’s businesses and will have access to, and gain extensive knowledge with respect to the business of other Moog Companies, including but not limited to the trade secrets, financial results and information, processes and techniques, methods of doing businesses and information concerning customers and suppliers, and other valuable and confidential information of such companies which is not generally known to the public (the “Confidential Information”). The parties acknowledge that unauthorized disclosure or misuse of the Confidential Information may cause irreparable damage to the Moog Companies following the date of this Agreement. The parties also agree that covenants by Executive not to make unauthorized disclosures of the Confidential Information are essential to the growth and stability of the business of the Moog Companies after the date of this Agreement. Accordingly, Executive agrees that he will not at any time (i) use any of the Confidential Information in any way except in furtherance of the business of the Moog Companies or any of their or their parents, subsidiaries or affiliates or (ii) disclose to any other person any Confidential Information obtained by Executive in the course of his past connection with ZEVEX or Parent, or obtained by Executive in the course of employment with the Company and/or other Moog Companies.

11.          Non-Competition and Non-Solicitation. For the period beginning on the date of this Agreement and ending on the on the earlier to occur of (i) the first anniversary of the date on which Executive’s employment terminates upon expiration of the Term or (ii) the date on which Executive’s employment with the Company terminates pursuant to Section 9.b above (the “Covenant Period”), Executive agrees that he will not, directly or indirectly, for his own account or as an agent, employee, officer, director, trustee, consultant or member, partner, shareholder or other equity holder of any corporation, firm, company, partnership or other entity (other than as an owner of 1% or less of any class of publicly traded securities), or otherwise:

a.            render any service or attempt to render any service, design, manufacture, sell, distribute or market or attempt to design, manufacture, sell, distribute or market any product or service, or engage in any business activity that is the same as, substantially similar to or otherwise competitive, directly or indirectly, with the Business (any such business being referred to hereinafter as “Restricted Business”) anywhere in the world to which the business of ZEVEX extends at the time of this Agreement or during its Term, and anywhere in the world to which the business of any of the Moog Companies extends at the time of this Agreement or during its Term.

b.            call on or solicit Restricted Business from (i) any current customer of Moog, Parent or ZEVEX, (ii) any customer who has purchased products or services from Moog, Parent or ZEVEX within 12 months prior to the date of this Agreement, or (iii) any customer who purchases products or services in the field of the Business from Moog, Parent or ZEVEX during the term of Executive’s employment with the Company; or

c.            solicit the employment of any person (i) who was employed by Moog, Parent or ZEVEX or their affiliates on the date of this Agreement or within six months prior to such date or (ii) who is employed by ZEVEX, Parent or any of the Moog Companies during the Term.

d.            Executive acknowledges and agrees that the Covenant Period and the other restrictions contained in Section 11 are reasonable, legitimate and fair to Executive and necessary to protect the interests of the Company in light of the Merger Agreement and Executive’s subsequent employment with the Company.

12.          Equitable Remedies. Executive (a) acknowledges that his failure to comply with any provision of Sections 10 and 11 of this Agreement will cause the Company and/or other Moog Companies irreparable harm and that a remedy at law for such failure would be an inadequate remedy for the Company and/or other Moog Companies and (b) consents to Company and/or other Moog Companies petitioning a court having jurisdiction to order specific performance, an injunction, a restraining order or any other equitable relief in order to enforce such compliance. The rights of the Company and other Moog Companies to obtain such equitable relief will be in addition to any other remedy to which they may be is entitled to under applicable law (including, but not limited to monetary damages).

13.          Taxation. The Company makes no representation with respect to the taxation of any amount payable under this Agreement under the Internal Revenue Code of 1986, as amended (the “Code”) including, but not limited to, Section 409A of the Code. Any purported representation to the contrary, oral or written, shall be unauthorized, invalid and of no force or effect. However, notwithstanding any other provision in this Agreement, to the extent that any amounts payable under this Agreement (i) are subject to Code § 409A, and (ii)the time or form of payment of those amounts would not be in compliance with Code § 409A, then payment of those amounts will be made at such time and in such a manner that the payment will be in compliance with Code § 409A. If the time or form of payment cannot be modified in such a way as to be in compliance with Code § 409A, then the payments will be made as otherwise provided in this Agreement, disregarding this Section 13.

14.          Notice. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at his address as listed on the Company payroll records.

15.          Attorneys’ Fees. If any action at law or equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

16.          Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Utah applicable to contracts executed in and to be performed entirely within that state (without regard to conflicts of laws principles). Each party hereby agrees and consents to be subject to the jurisdiction of the federal and state courts located in Utah, and any and all disputes between the parties hereto arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby. The parties consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereby waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such party is not personally subject to the jurisdiction of such courts; (ii) such party and such party’s property is immune from any legal process issued by such courts; or (iii) any litigation commenced in such courts is brought in an inconvenient forum.

17.          Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns where permitted by this Agreement.

18.          Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

19.          Consideration. Executive agrees that the amounts that he received in connection with his continued employment as described herein is full and adequate consideration for his covenants set forth in this Agreement; and that no further payment of any kind, or at any time for any reason, is required as consideration to support such covenants.

20.          Waiver. No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and on course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.

21.          Recitals. The recitals are hereby incorporated in and made a part of this Agreement.

22.          Entire Agreement; Defined Terms. Any specially capitalized terms used, and not otherwise defined, in this Agreement will have the same meaning as provided for in the Merger Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter of this Agreement, and supersedes any prior understandings or written or oral agreements between the parties with respect to the subject matter of this Agreement. This Agreement cannot be modified or amended except in a writing signed by Executive and an officer of the Company.

[ SIGNATURE PAGE FOLLOWS ]

IN WITNESS THEREOF, the parties hereto have signed this Agreement as of the date first above written.

ZEVEX, INC.

By:

Name:	______

Title:

PHILLIP L. McSTOTTS

SCHEDULE A

Duties and Responsibilities

The position reports to the Moog Inc. Vice President in charge of its Medical Devices Group and has the following duties, responsibilities and tasks:

•

participate in the integration of the Company into Moog Inc., primarily in the areas of financial reporting, information technology and human resources, as well as in other areas to be mutually agreed upon by Executive and the Company;

•

finalize and terminate all activities and obligations of the Company with respect to its prior status as publicly traded company, including, (i) terminating the Company’s registration under the Securities Exchange Act of 1934, as amended, (ii) terminating the Company’s listing of its common stock with the NASDAQ Stock Market, Inc. and (iii) terminating the Company’s existing relationships with the registrar and transfer agent of its common stock;

•	assist and provide functional support for the Company’s new financial manager: and

•	be primarily responsible for the execution of all contemplated synergies arising from the consummation of the transactions contemplated by the Merger Agreement.

EXHIBIT E

Form of Indemnification Agreement